Exhibit 2.1

PLAN OF MERGER, CONTRIBUTION AND SALE AGREEMENT

by and among

DYNEGY INC.,

LSP GEN INVESTORS, L.P.,

LS POWER PARTNERS, L.P.,

LS POWER EQUITY PARTNERS PIE I, L.P.,

LS POWER EQUITY PARTNERS, L.P.,

LS POWER ASSOCIATES, L.P.,

FALCON MERGER SUB CO.,

and

DYNEGY ACQUISITION, INC.

Dated September 14, 2006

i

Section 10.6	Descriptive Headings	74
Section 10.7	Counterparts	74
Section 10.8	Fees and Expenses	74
Section 10.9	Interpretation	74
Section 10.10	Third-Party Beneficiaries	75
Section 10.11	Specific Performance	75

Exhibit A — Form of Indenture

Exhibit B — Term Sheet for Griffith Debt

Exhibit C — Form of Development Master LLC Agreement

Exhibit D — Form of Development Services Agreement

Exhibit E — Form of CUSA Voting Agreement

Exhibit F — Form of CUSA Registration Rights Agreement

Exhibit G — Form of LS Registration Rights Agreement

Exhibit H— Form of Shareholders’ Agreement

Exhibit I — Form of Newco Articles of Incorporation

Exhibit J — Form of Newco Bylaws

Exhibit K — Form of Corporate Opportunity Agreement

Exhibit L — Form of Amendments to Dynegy Articles of Incorporation

Exhibit M — Form of Dynegy Bylaws

Exhibit N — Form of Voting Agreement

INDEX OF TERMS

Page
2005 10-K	34
Acquisition Date	19
Action	18
affiliate	79
Agreement	1
Applicable Dynegy Disclosures	34
Approval	12
Approvals	12
Associates	1
Available Employees	67
Cash Consideration	1
Change in Dynegy Recommendation	54
Closing	4
Closing Date	4
Code	3
Confidentiality Agreement	61
Continued Employee	67
Contract	12
Contracts	12
Contributed Entity Plans	20
Contributed Development Interests	2
Contributed Entities	13
Contributed Entity Affiliate Contracts	28
Contributed Entity Employees	20
Contributed Entity ERISA Affiliate	21
Contributed Entity Pension Benefit Plan	21
Contributed Entity Plan	20
Contributed Entity Securities	15
Contributed First Tier Entities	12
Contributed Interests	2
Contributed Operating Entities	15
Contributed Operating Entity Contracts	27
Contributed Operating Entity Insurance Policies	29
Contributed Operating Holding Interests	2
Contribution Notes	2
Contributions	2
Contributor Breach	73
Contributor Representatives	56
Contributor Superior Proposal	58
Contributor Takeover Proposal	58
Contributors	1
Corporate Opportunity Agreement	3
CUSA	3

v

CUSA Registration Rights Agreement	3
CUSA Voting Agreement	3
Debt	15
Delaware Standard	57
Derivative Product	27
Development Entities	29
Development LLC	2
Development Master LLC Agreement	2
Development Services LLC Agreement	2
DHI	33
Dissenting Shareholder	10
DOJ	62
Dynegy	1
Dynegy A Shares	1
Dynegy Affiliate Contracts	42
Dynegy B Shares	1
Dynegy Board	1
Dynegy Breach	73
Dynegy Disclosure Letter	30
Dynegy Employees	36
Dynegy Entities	30
Dynegy Entity Contracts	41
Dynegy Entity Insurance Policies	44
Dynegy ERISA Affiliate	37
Dynegy Financial Advisors	42
Dynegy Financial Statements	33
Dynegy MAE	30
Dynegy Options	8
Dynegy Plan	36
Dynegy Plans	36
Dynegy Recommendation	43
Dynegy Reports	33
Dynegy Representatives	53
Dynegy Securities	31
Dynegy Shares	1
Dynegy Special Meeting	59
Dynegy Stock Certificate	6
Dynegy Stock-Based Award	9
Dynegy Superior Proposal	55
Dynegy Takeover Proposal	55
Dynergy Pension Benefit Plan	37
Effective Time	4
Enforceability Exceptions	12
Environmental Claim	25
Environmental Law	25
Environmental Permits	24

Equity Partners	1
ERISA	20
Exchange	3
Exchange Act	33
Exchange Agent	7
Exchange Fund	7
Exchange Ratio	6
Excluded Dynegy Shares	5
Excluded Items	66
Expense Fee	74
Expenses	78
FERC	16
Financial Statement Entities	17
Formation Transactions	2
FPA	16
FTC	62
GAAP	16
Gen Investors	1
Governmental Authority	13
Griffith Debt	68
Griffith Holdings	68
Griffith Transactions	69
Hazardous Material	25
HSR Act	16
IBCA	4
Indenture	2
IRS	20
JV Contributions	2
Kendall	1
Kendall Blocker	1
Kendall Consideration	1
Kendall Interests	1
Kendall Notes	1
Kendall Sale	2
Kendall Services	1
Law	17
Laws	17
Letters of Credit	63
Liens	12
LS Disclosure Letter	15
LS Financial Statements	17
LS GP	1
LS Interim Financial Statements	17
LS MAE	14
LS Registration Rights Agreement	3
Merger	1

Merger Certificate	4
Merger Consideration	6
Merger Sub	1
Newco	1
Newco A Shares	1
Newco B Shares	2
Newco Entities	1
Newco Option	8
Newco Securities	46
Newco Shares	2
Newco Stock-Based Award	9
Non-Transferred Excluded Item	66
Notes	2
Operating Asset Contributors	1
Order	17
Other Regulations	62
parties	1
party	1
PBGC	21
Permits	19
person	79
PIE	1
Proxy/Prospectus	28
PUHCA 2005	28
Registration Statement	28
Release	26
Remedial Action	26
Representatives	61
Required Approvals	16
Required Dynegy Shareholder Vote	43
Rights Plan	16
Rule 405	34
SEC	9
Securities Act	33
Seller Marks	65
Shareholder Agreement	3
Southwest Interest	69
Stock Consideration	2
subsidiary	79
Surviving Corporation	4
Tax Return	24
Taxes	24
Termination Date	72
Termination Fee	73
Trading and Non-Trading Guarantees	32
Transaction Documents	11

Transactions	11
Transfer Taxes	65
Voting Agreements	3

PLAN OF MERGER, CONTRIBUTION AND SALE AGREEMENT

PLAN OF MERGER, CONTRIBUTION AND SALE AGREEMENT, dated September 14, 2006 (this “Agreement”), by and among Dynegy Acquisition, Inc., a Delaware corporation (“Newco”), Falcon Merger Sub Co., an Illinois corporation and a wholly owned subsidiary of Newco (“Merger Sub” and, together with Newco, the “Newco Entities”), LSP Gen Investors, L.P., a Delaware limited partnership (“Gen Investors”), LS Power Partners, L.P., a Delaware limited partnership (“LS GP”), LS Power Equity Partners PIE I, L.P., a Delaware limited partnership (“PIE”), LS Power Equity Partners, L.P. (“Equity Partners” and, together with Gen Investors, LS GP and PIE, the “Operating Asset Contributors”), LS Power Associates, L.P., a Delaware limited partnership (“Associates” and, together with the Operating Asset Contributors, the “Contributors”), and Dynegy Inc., an Illinois corporation (“Dynegy”). The Newco Entities, the Contributors and Dynegy are collectively referred to as the “parties” and individually as a “party.”

RECITALS:

A. Dynegy’s Board of Directors (the “Dynegy Board”) has approved, and deems it advisable and in Dynegy’s best interest that Newco acquire Dynegy through the statutory merger of Merger Sub with and into Dynegy (the “Merger”) and, in furtherance thereof, has approved the Merger.

B. In the Merger each of Dynegy’s issued and outstanding shares of (i) Class A common stock (the “Dynegy A Shares”), and (ii) Class B Common Stock (the “Dynegy B Shares” and, together with the Dynegy A Shares, the “Dynegy Shares”), each having no par value, will be converted into the right to receive one share of Class A Common Stock, par value $0.01 per share (“Newco A Shares”), of Newco.

C. PIE owns all of the outstanding stock of LSP-Kendall Blocker, Inc., a Delaware corporation (“Kendall Blocker”), and LS GP, Associates, Equity Partners and Kendall Blocker own, directly or indirectly, all of the outstanding membership interests in LSP Kendall Holding, LLC, a Delaware limited liability company (“Kendall”). Associates owns all the outstanding membership interest in LSP Services Kendall, LLC (“Kendall Services”).

D. LS GP, Associates and Equity Partners desire to sell their interests in Kendall to Newco, PIE desires to sell its stock of Kendall Blocker and Associates desires to sell its interests in Kendall Services to Newco (collectively, such interests and stock the “Kendall Interests”) in exchange for $100,000,000 in cash (the “Cash Consideration”) and $112,000,000 in aggregate principal amount of notes (the “Kendall Notes”, and together with the Cash Consideration, the “Kendall Consideration”) issued pursuant to an indenture substantially in the form of Exhibit A (the “Indenture”) (such sales, the “Kendall Sale”).

E. The Contributors own interests in five limited liability companies and ten corporations identified in Part IA.(1)(a) of Section 2.3 of the LS Disclosure Letter (the “Contributed Operating Holding Interests”).

F. Associates will form a Delaware limited liability company (the “Development LLC”). Immediately prior to Closing, Associates will contribute the interests in the companies identified in Part I.B.1 of Section 2.3 of the LS Disclosure Letter (the “Contributed Development Interests” to Development LLC. Simultaneous with the Closing, Associates will contribute 50% of the membership interest in the Development LLC and the Contributors will contribute the Contributed Operating Holding Interests (collectively, the “Contributed Interests”) to Newco. These contributions along with the contribution of the Contributed Interests shall be referred to as the “Contributions” and, together with the Merger, the Kendall Sale and the transactions described in Recital K, the “Formation Transactions.” Upon the Effective Time, the limited liability company agreement relating to Development LLC will be amended and restated to be substantially in the form of Exhibit C (the “Development Master LLC Agreement”).

G. The Contributors believe it is in their respective best interests that Newco acquire the Contributed Interests in exchange for an aggregate of (i) 340,000,000 shares of Class B Common Stock, par value $0.01 per share (the “Newco B Shares” and, together with the Newco A Shares, “Newco Shares”) of Newco (the “Stock Consideration”) and (ii) $163,000,000 in aggregate principal amount of notes (the “Contribution Notes” and together with the Kendall Notes, the “Notes”) issued pursuant to the Indenture.

H. The Contributors believe it is in their respective best interests that Newco purchase the Kendall Interests in exchange for the Kendall Consideration.

I. Immediately after the Closing, Associates intends to contribute its interest in the development projects identified in Part III of Section 2.3 of the LS Disclosure Letter (the “JV Contributions”) to the Development LLC.

J. Immediately after Closing, Newco intends to contribute to the Development LLC its interests in the development projects identified in Section J of the Dynegy Disclosure Letter.

K. At the closing of the transactions contemplated to occur at Closing under this Agreement and the agreements, instruments and documents contemplated hereby, Newco and Associates intend to enter into an LLC Agreement substantially in the form of Exhibit D (the “Development Services LLC Agreement”) for a limited liability company which will provide services to the Development LLC and its subsidiaries.

L. Certain of Dynegy’s officers have entered into voting agreements substantially in the form of Exhibit N with the Contributors under which such officers have agreed to vote in favor of the adoption of this Agreement and the Merger and certain other matters (the “Voting Agreements”).

M. Simultaneous with the execution of this Agreement, Chevron U.S.A. Inc., a Pennsylvania corporation (“CUSA”), has entered into a Voting Agreement substantially in the form of Exhibit E (the “CUSA Voting Agreement”) with the Contributors, by which CUSA has agreed to take those actions contemplated thereby and to waive certain rights in connection with the transactions contemplated hereby.

N. Simultaneous with the execution of this Agreement, CUSA and Newco intend to enter into a Registration Rights Agreement (the “CUSA Registration Rights Agreement”) substantially in the form of Exhibit F, under which CUSA will be granted registration rights.

O. Simultaneous with the execution of this Agreement, the Contributors and Newco have entered into a Registration Rights Agreement (the “LS Registration Rights Agreement”) substantially in the form of Exhibit G, under which the Contributors will be granted registration rights.

P. Simultaneous with the execution of this Agreement, the Contributors and Newco have entered into a Shareholder Agreement (the “Shareholder Agreement”) substantially in the form of Exhibit H, under which the Contributors and Newco will make certain agreements with respect to the transferability of the Contributors’ Newco Shares, the management of Newco and certain other matters.

Q. At Closing, the Articles of Incorporation and Bylaws of Newco will be amended in their entirety to be substantially in the forms of Exhibit I and Exhibit J, respectively.

R. Simultaneous with the execution of this Agreement, Newco and LS Power Development, LLC have entered into a Corporate Opportunity Agreement (the “Corporate Opportunity Agreement”) with Newco, substantially in the form of Exhibit K.

S. For federal income tax purposes, the parties intend for the Merger and Contributions to qualify as contributions of the Contributed Interests and of the stock of Dynegy to Newco in exchange for Newco Shares and other property (such exchange, an “Exchange”) under Section 351 of the United States Internal Revenue Code of 1986, as amended (the “Code”).

T. For federal income tax purposes, the parties intend for the Kendall Sale to qualify as a sale or exchange of the Kendall Interests under Section 1001 of the Code.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the parties agree as follows:

ARTICLE I

TRANSACTIONS

Section 1.1 The Merger. At the Effective Time subject to this Agreement and Section 11.50 of the Illinois Business Corporation Act (the “IBCA”), Merger Sub will be merged with and into Dynegy, Merger Sub’s separate corporate existence will cease, and Dynegy will continue as the surviving corporation and as a wholly-owned subsidiary of Newco. Dynegy as the surviving corporation after the Merger is sometimes referred to as the “Surviving Corporation.”

Section 1.2 The Contributions and Kendall Sale. (a) At the Closing, the Contributors shall contribute the Contributed Interests to Newco in exchange for the Stock Consideration and the Contribution Notes. Such consideration shall be allocated in accordance with Schedule 1.2(a).

(b) PIE, LS GP, Associates and Equity Partners shall sell the Kendall Interests to Newco in exchange for the Kendall Consideration. Such consideration shall be allocated in accordance with Schedule 1.2(b).

Section 1.3 Closing. The closing of the Formation Transactions (the “Closing”) will take place at the offices of Akin Gump Strauss Hauer & Feld LLP in Houston, Texas, commencing 9:00 am local time on the second business day following the satisfaction or waiver of all conditions to consummate the Transactions (other than conditions with respect to actions the respective parties will take at the Closing itself) or such other date as Dynegy and the Contributors may mutually determine (the “Closing Date”).

Section 1.4 Actions and Deliveries at Closing.

(a) Merger. On the Closing Date, the parties will cause the Merger to be consummated by filing Articles of Merger with the Secretary of State of Illinois (the “Merger Certificate”), in accordance with the IBCA. The date and time the Merger becomes effective as specified in the Merger Certificate is referred to as the “Effective Time.”

(b) Contribution. On the Closing Date the Contributors shall deliver to Newco executed (i) stock powers, and (ii) limited liability company interest powers, in each case contributing the applicable Contributed Operating Holding Interests and 50% of the membership interests in the Development LLC to Newco free and clear of any Liens except as contemplated hereby, in exchange for the Stock Consideration and the Contribution Notes.

(c) Kendall Sale. On the Closing Date, PIE, LS GP, Associates and Equity Partners shall sell to Newco and Newco shall purchase executed (i) limited liability company interest powers and (ii) stock powers, in each case conveying the applicable Kendall Interests free and clear of all Liens except as contemplated hereby, in exchange for the Kendall Consideration.

Section 1.5 Effect of the Merger. At the Effective Time, the effect of the Merger will be as provided in the IBCA. At the Effective Time all of Dynegy’s and Merger Sub’s property, rights, privileges, powers, and franchises will vest in the Surviving Corporation, and all of Dynegy’s and Merger Sub’s debts, liabilities, and duties will become the Surviving Corporation’s debts, liabilities, and duties.

Section 1.6 Charter and Bylaws. The Articles of Incorporation of Dynegy as the Surviving Corporation as in force and effect at the Effective Time shall be the Articles of Incorporation of said Surviving Corporation except that Articles 4 and 7 will be amended and changed so as to read at the Effective Time as indicated in Exhibit L, and said Articles of Incorporation as so amended and changed shall continue in full force and effect until further amended and changed in the manner prescribed by the provisions of IBCA. At the Effective Time, the bylaws of Dynegy as in effect immediately prior to the Effective Time shall be amended to read in their entirety in the form of Exhibit M, and, as so amended shall be the bylaws of the Surviving Corporation.

Section 1.7 Directors and Officers. Merger Sub’s director(s) and officers immediately before the Effective Time will be the Surviving Corporation’s initial director(s) and officers.

Section 1.8 Effect of Merger on Dynegy’s Capital Stock. At the Effective Time, because of the Merger and without any action on the part of any party:

(a) Cancellation of Newco-Owned and Dynegy-Owned Stock. Each Dynegy Share that either Newco Entity or Dynegy or any direct or indirect wholly owned subsidiary of either Newco Entity or Dynegy owns immediately before the Effective Time (collectively, “Excluded Dynegy Shares”) will be canceled and extinguished without conversion.

(b) Cancellation of Dynegy-Owned Stock. Each Newco Share the Dynegy Entities hold will be canceled and extinguished without any further action simultaneous with the Closing.

(c) Common Stock of Merger Sub. Each share of Merger Sub’s common stock issued and outstanding immediately before the Effective Time will be converted into and exchanged for one validly issued, fully paid, and nonassessable share of the Surviving Corporation’s common stock. Each stock certificate of Merger Sub evidencing ownership of any such shares will from and after the Effective Time evidence ownership of shares of the Surviving Corporation’s common stock.

(d) Conversion of Dynegy Stock. Subject to Section 1.13, each Dynegy Share issued and outstanding immediately before the Effective Time (other than Excluded Dynegy Shares) will be converted into the right to receive one Newco A Share (the “Exchange Ratio”). All such Dynegy Shares, when so converted, will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and the holder of a certificate (a “Dynegy Stock Certificate”) that, immediately before the Effective Time, represented outstanding Dynegy Shares will cease to have any rights with respect thereto, except the right to receive, upon the surrender of such Dynegy Stock Certificate: (i) the number of Newco A Shares as calculated above, (ii) certain dividends and other distributions in accordance with Section 1.8(f), and (iii) cash in lieu of fractional Newco A Shares under Section 1.11, in each case without interest (collectively, the “Merger Consideration”).

(e) Rights Before Surrender, Stock Splits, etc. and Stock Transfer Books. Until surrendered as contemplated by Section 1.9, each Dynegy Stock Certificate will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration. If between the date hereof and the Effective Time the outstanding Dynegy Shares or Newco Shares are changed into a different number of shares or a different class because of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio will be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares. After the Effective Time, Dynegy’s stock transfer books will be closed and there will be no further transfers of Dynegy Shares. If, at or after the Effective Time, Dynegy Stock Certificates are presented to the Surviving Corporation, they will be canceled and exchanged in accordance with this Agreement.

(f) Dividends and Distributions on Merger Consideration. No dividends or other distributions declared or made having a record date after the Effective Time will be paid to the holder of any unsurrendered Dynegy Stock Certificate until the record holder of such Dynegy Stock Certificate has surrendered it under Section 1.9. Subject to the effect of applicable Laws (including escheat and abandoned property Laws), following surrender of any such Dynegy Stock Certificate there will be paid to the record holder of the certificates representing the Merger Consideration issued in exchange therefor, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time that, absent the failure to surrender such Dynegy Stock Certificate, theretofore would have been required to be paid with respect to such Merger Consideration, and (ii) if the payment date for any dividend or distribution payable with respect to such Merger Consideration has not occurred before the surrender of such Dynegy Stock Certificate, at the appropriate payment date therefor, the amount of such dividends or other distributions.

Section 1.9 Surrender of Certificates.

(a) Exchange Procedures.

(i) At or before the Effective Time, Newco will deposit the aggregate Merger Consideration with an exchange agent selected by Dynegy (the “Exchange Agent”) for the benefit of the holders of Dynegy Shares, for exchange in accordance with this Section 1.9. The stock certificates and cash described above are referred to as the “Exchange Fund.” The Exchange Agent, pursuant to irrevocable instructions, will deliver the Merger Consideration out of the Exchange Fund. No interest will be paid or will accrue on any cash amount payable upon the surrender of any Dynegy Stock Certificate with respect to fractional shares. Except as contemplated by Section 1.9(a)(iii), the Exchange Fund shall not be used for any other purpose.

(ii) Promptly after the Effective Time, but not later than five business days thereafter, Newco will send, or will cause the Exchange Agent to send, to each holder of a Dynegy Stock Certificate a letter of transmittal and instructions for use in effecting the exchange of such Dynegy Stock Certificates for the Merger Consideration (including certificates representing the Newco A Shares) owing to such holder. Newco shall make arrangements for CUSA to exchange its Dynegy Stock Certificates for the Merger Consideration (including certificates representing Newco A Shares) on the Closing Date.

(iii) Any Merger Consideration that remains unclaimed by holders of Dynegy Shares for one year after the Effective Time will be returned to Newco upon demand, and any such holder who has not exchanged such holder’s Dynegy Stock Certificates in accordance with this Section 1.9 before that time will thereafter look only to Newco, as a general creditor thereof, to exchange such Dynegy Stock Certificates or to pay amounts to which they are entitled under Section 1.8. If any Dynegy Stock Certificates are not surrendered within six years after the Effective Time, the Merger Consideration issuable in respect of such Dynegy Stock Certificates, and the amount of dividends and other distributions, if any, which have become payable and which thereafter become payable on the Merger Consideration evidenced by such Dynegy Stock Certificates as provided herein will, to the extent permitted by applicable Law, become the property of Newco, free and clear of all claims or interest of any person previously entitled thereto. Notwithstanding the foregoing, none of Newco or its subsidiaries will be liable to any holder of Dynegy Stock Certificates for any amount paid, or Merger Consideration, cash or dividends delivered, to a public official under abandoned property, escheat or similar applicable Laws.

(b) Transfers of Ownership. If any certificate representing Newco Shares is to be issued in a name other than that in which the Dynegy Stock Certificate surrendered in exchange therefor is registered, Newco will not be required to issue such Newco Shares until (i) the Dynegy Stock Certificate so surrendered has been properly endorsed and is otherwise in proper form for transfer and (ii) the person requesting such exchange has paid to Newco or any agent it designates any transfer or other Taxes required because of the issuance of a certificate representing Newco Shares in any name other than that of the registered holder of the Dynegy Stock Certificate surrendered, or established to the satisfaction of Newco or any agent it designates that such Tax has been paid or is not payable.

(c) No Further Ownership Rights in Dynegy Shares. All Merger Consideration will be deemed to have been issued in full satisfaction of all rights pertaining to the Dynegy Shares.

(d) Lost, Stolen or Destroyed Certificates. If any Dynegy Stock Certificate has been lost, stolen, or destroyed, Newco will issue the Merger Consideration deliverable in respect thereof upon (i) the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen, or destroyed and (ii) if Newco requires, the posting by such person of a bond in such reasonable amount as Newco may direct as indemnity against any claim that may be made against it with respect to such certificate.

Section 1.10 Dynegy Stock Options and Other Awards.

(a) Assumption of Options. Dynegy and Newco shall take all necessary corporate actions so that, at the Effective Time, automatically and without any action on the part of the holder thereof, Newco will assume each outstanding current or former employee or director stock option of Dynegy described on Section 4.3(a) of the Dynegy Disclosure Letter whether or not vested, outstanding at the Effective Time (the “Dynegy Options”) and it will become an option (“Newco Option”) (i) to purchase that number of

Newco A Shares obtained by multiplying the number of Dynegy Shares issuable under each such Dynegy Option immediately prior to the Effective Time by the Exchange Ratio, (ii) at an exercise price per share equal to the per share exercise price of such Dynegy Option divided by the Exchange Ratio, and (iii) otherwise upon the same terms and conditions as such outstanding Dynegy Options but taking into account any changes thereto, including acceleration thereof, provided in the Dynegy Plans, any grant document or any agreement, in each case, as in effect on the date hereof, because of this Agreement or the Formation Transactions; except that if Section 421 of the Code applies to any Dynegy Option because of the qualifications under Section 422 or 423 of the Code, the exercise price, the number of shares purchasable pursuant to such Dynegy Option and the terms and conditions of exercise of such Dynegy Option will be determined consistent with Section 424(a) of the Code.

(b) Assumption of Dynegy Stock-Based Awards. At the Effective Time, each right of any kind, contingent or accrued, to receive Dynegy Shares or benefits measured by the value of a number of shares of Dynegy, and each award of any kind consisting of shares of Dynegy A Shares, granted under the Dynegy Plans (including restricted stock, performance units and deferred stock units), other than Dynegy Options (each a “Dynegy Stock-Based Award”), whether vested or unvested, which is outstanding immediately prior to the Effective Time shall cease to represent a right or award with respect to Dynegy Shares and shall be converted, at the Effective Time, into a right or award with respect to Newco A Shares (a “Newco Stock-Based Award”), on the same terms and conditions as were applicable under the Dynegy Stock-Based Awards (but taking into account any changes thereto, including the acceleration thereof, provided for in the Dynegy Plans, in any award agreement or in such Dynegy Stock-Based Award, in each case, as in effect on the date hereof, because of this Agreement or the Formation Transactions). The number of Newco A Shares subject to each such Newco Stock-Based Award shall be equal to the number of Dynegy A Shares subject to the Dynegy Stock-Based Award, multiplied by the Exchange Ratio.

(c) Newco Notices. As soon as practicable after the Effective Time, Newco shall deliver to the holders of Dynegy Stock Options and Dynegy Stock-Based Awards appropriate notices setting forth such holders’ rights pursuant to the respective Dynegy Plans and agreements evidencing the grants of such Dynegy Stock Options and Dynegy Stock-Based Awards, and stating that such Dynegy Stock Options and Dynegy Stock-Based Awards and agreements have been assumed by Newco and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 1.10 after giving effect to the Merger and the terms of the Dynegy Plans).

(d) Reservation of Shares. Newco shall reserve for issuance a number of Newco A Shares at least equal to the number of Newco A Shares that may be issued under the Dynegy Plans.

(e) Form S-8. Newco will prepare, and on the Closing Date, Newco shall file with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the Newco A Shares subject to such Newco Stock Options and Newco Stock-Based Awards and shall use its reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Newco Stock Options and Newco Stock-Based Awards remain outstanding. In addition, Newco will prepare, and on the Closing Date, Newco shall file with the SEC a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the Newco A Shares: (i) for a number of shares that are equivalent to the number of Dynegy Shares reserved for issuance under the Dynegy Plans as listed in Section 4.3(a)(1)(iii); and (ii) for the number of Newco A Shares that are equivalent to the number of Dynegy Shares currently registered under a Form S-8 with respect to the Dynegy Plans that provide for matching contributions in Dynegy Shares.

(f) Amendments to Plans. Newco will assume as of the Effective Time each Dynegy Plan providing for the issuance or grant of Dynegy Options, Dynegy Stock-Based Awards and Dynegy Shares. Upon assumption of such plans, such amendments thereto as may be required to reflect the Merger will be deemed to have been made.

Section 1.11 No Fractional Shares. No fractional Newco Shares will be issued in the Merger and fractional share interests will not entitle the owner thereof to vote or to any rights of a Newco stockholder. In lieu of such fractional shares, Newco shall pay to all Dynegy shareholders an amount in cash determined by multiplying the fraction of a Newco Share to which such holder would otherwise have been entitled by the closing sale price of the Dynegy A Shares on the trading day before the Effective Time divided by the Exchange Ratio.

Section 1.12 Tax Treatment. (a) The Parties intend that the Merger and, to the extent Newco Shares are received as a result thereof, the Contributions constitute an Exchange under Section 351 of the Code.

(b) The Parties intend for the Kendall Sale to qualify as a sale or exchange of the Kendall Interests under Section 1001 of the Code.

Section 1.13 Shares of Dissenting Shareholders. Any Dynegy Shares a Dynegy shareholder properly exercising its dissent or appraisal rights under the IBCA (a “Dissenting Shareholder”) holds will be converted into the right to receive such consideration as may be determined to be due to such Dissenting Shareholder under the IBCA. Dynegy will give Newco and the Contributors (a) prompt notice of any written demands for the exercise of dissenters or appraisal rights, withdrawals of demands for the exercise of dissenters or appraisal rights and any other instruments served under the IBCA, and (b) the opportunity to direct all negotiations and proceedings with respect to demands for exercise of dissenters or appraisal rights under the IBCA. Without the Contributors’ prior written consent, Dynegy will not voluntarily make any payment with respect to any Dissenting Shareholder demands and will not settle, or offer to settle, any such demands or agree to do any of the foregoing.

Section 1.14 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers, and franchises of Dynegy and Merger Sub, the officers and directors of Dynegy, Newco, and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and Dynegy and Newco will cause them to take, all such lawful and necessary action.

Section 1.15 FIRPTA Certificates. At the Closing, each Contributor shall provide to Newco a duly executed certificate complying with the requirements of Section 1.1445-2(b) or (c) of the Treasury regulations. If such certificate is not delivered to Newco by any Contributor, Newco may withhold from the applicable consideration to such Contributor any Taxes required to be withheld under applicable Law.

Section 1.16 Withholding Rights. Notwithstanding any provision in this Agreement to the contrary, Dynegy and Newco shall take all reasonable necessary steps between the date hereof and the Effective Time to determine if any amounts should be withheld or deducted pursuant to the Code or under any provision of any state, county, local or foreign Tax Law from payments or distributions made pursuant to this Agreement. Each of Dynegy, Newco and Exchange Agent will be entitled to deduct and withhold from amounts otherwise payable under this Article II any amounts that it is required to deduct and withhold with respect to such payments under any provision of Tax law. Any amounts so deducted and withheld will be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

ARTICLE II

REPRESENTATIONS AND WARRANTIES REGARDING THE CONTRIBUTORS

Except as set forth in the LS Disclosure Letter (with specific reference to the relevant sections of the representations and warranties or covenants in this Agreement or disclosure in such a way to make its relevance to the information called for by the representations and warranties or covenants readily apparent), each Contributor, jointly and severally (except for Section 2.3 with respect to which, each Contributor, severally, but not jointly), represents and warrants to Newco and Dynegy as follows:

Section 2.1 Organization; Etc. Such Contributor (a) is duly formed, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has all requisite entity power and authority, as applicable, to execute and deliver this Agreement and the agreements, instruments and documents contemplated hereby (the “Transaction Documents”) to which it is party and to consummate the transactions contemplated by the Transaction Documents (the “Transactions”), and (c) is duly qualified or licensed to do business, and is in good standing, in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not reasonably be expected to, individually or in the aggregate, prevent or materially impair or delay the ability of such Contributor to perform its obligations hereunder.

Section 2.2 Authority Relative to the Transaction Documents. The execution, delivery and performance of each Transaction Document to which it is a party by such Contributor have been duly and validly authorized by all requisite entity action necessary to authorize the execution, delivery and performance by such Contributor or for such

Contributor to consummate the Transactions. Other than approvals received on or before the date hereof, no vote of the holders of equity interests of any Contributor is necessary to approve or to consummate the Transactions. Each Transaction Document to which it is a party has been, or will be, duly and validly executed and delivered by such Contributor and, with respect to each such Transaction Document, assuming it has been duly authorized, executed and delivered by any other party thereto, constitutes, or will constitute when executed, a valid and binding agreement of such Contributor, enforceable against such Contributor in accordance with its terms, except that (a) enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors’ rights generally, and (b) enforcement of such Transaction Document, including, among other things, the remedy of specific performance and injunctive and other forms of equitable relief, may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (collectively the “Enforceability Exceptions”).

Section 2.3 Ownership of Equity Interests. As of the date hereof, such Contributor owns beneficially and of record the equity interests of each entity identified on Part I.A. of Section 2.3 of the LS Disclosure Letter (collectively, the “Contributed First Tier Entities”) free of preemptive (or similar) rights and free and clear of any security interests, liens, claims, pledges, limitations in voting, dividend or transfer rights, charges or other encumbrances of any nature whatsoever (“Liens”). No Contributor or any affiliate thereof that is not a Contributed Entity owns any assets, tangible or intangible, used in or necessary for the operation of the business of the Contributed Entities other than the Contributed Interests.

Section 2.4 Consents and Approvals; No Violations. Except for the Required Approvals, neither the execution, delivery and performance of any Transaction Document by such Contributor, nor the consummation by such Contributor of the Transactions, will (a) conflict with, violate or result in any breach of any provision of the certificate of formation, limited partnership agreement or similar documents, as applicable, of such Contributor, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or any right or obligation to purchase or sell securities or assets) under, or require any consent or result in a material loss of a material benefit to such Contributor under, any contract (written or oral), obligation, plan, undertaking, arrangement, commitment, note, bond, mortgage, indenture, agreement, lease, other instrument or Approval (collectively, “Contracts” and individually, a “Contract”) to which such Contributor is a party or other than pursuant to the Transaction Documents by which it or any of its businesses, properties or assets are bound, (c) violate any Order, applicable Law or Permit that is currently in effect applicable to such Contributor or its business, properties or assets, or (d) require any permit, license, authorization, certification, tariff, consent, approval, concession or franchise from, action by, filing with or notification to (collectively, “Approvals” and, individually, an “Approval”), any foreign, federal, state, or local government or regulator or any court, arbitrator, administrative agency, or commission or other governmental, quasi-governmental, taxing or regulatory (including a stock exchange or other self-regulatory body) authority, official or agency (including a public utility commission, public services commission or similar regulatory body), domestic, foreign or supranational (a “Governmental Authority”), except in the case of Sections 2.4(b)-(d), those which would not reasonably be expected to, individually or in the aggregate, prevent or materially impair or delay the ability of such Contributor to perform its obligations hereunder.

Section 2.5 Accredited Investors. Such Contributor is an “accredited investor” as that term is defined in Regulation D under the Securities Act. Such Contributor is receiving the Newco Shares and the Notes to be issued hereunder for its own account and not with a view to, or for resale in connection with, the distribution thereof in violation of the Securities Act.

Section 2.6 Brokers; Finders and Fees. Except as set forth in Section 3.19, no agent, broker, person or firm acting on behalf of any Contributor or under any Contributor’s authority is or will be entitled to any financial advisory, broker’s or finder’s fee or similar commission from any Contributed Entity or Dynegy Entity or any of the parties other than the Contributors in connection with any of the Transactions.

Section 2.7 No Other Representations or Warranties. No Contributor or any other person makes any other express or implied representation or warranty on behalf of or with respect to the Contributors other than as expressly set forth in this Article II.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING THE CONTRIBUTED

ENTITIES

Except as set forth in the LS Disclosure Letter (with specific reference to the relevant sections of the representations and warranties or covenants in this Agreement or disclosure in such a way to make its relevance to the information called for by the representations and warranties or covenants readily apparent), each Contributor, jointly and severally (except for the penultimate sentence of Section 3.8 with respect to which, each Contributor, severally, but not jointly), represents and warrants to Dynegy and Newco as follows:

Section 3.1 Organization; Etc. Each Contributed First Tier Entity and its direct and indirect subsidiaries (the Contributed First Tier Entities and such direct and indirect subsidiaries are referred to as the “Contributed Entities”) (a) are duly organized or formed, validly existing and in good standing under the laws of their respective jurisdictions of organization, (b) have all requisite entity power and authority to own, lease and operate all of their respective properties and assets and to carry on its business substantially as it is now being conducted, and to execute and deliver the Transaction Documents to which it is a party, to perform its obligations thereunder and to consummate the Transactions and (c) are duly qualified or licensed to do business, and in good standing in each jurisdiction in which the nature of their respective businesses or the ownership, operation or leasing of their respective properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not reasonably be expected to, individually or in the aggregate, have a LS MAE. “LS MAE” means any state of facts, change, development, event, effect, condition or occurrence individually or in the aggregate (x) that is materially adverse to the business, assets, properties, liabilities or condition (financial or otherwise) or results of operations of the Contributed Entities taken as a whole or (y) that, directly or indirectly, prevents or materially impairs or delays the Contributors’ ability to perform their obligations hereunder or any Contributor’s or any

Contributed Entity’s ability to perform its obligations under any other Transaction Document to which they are a party; provided, however, that with respect to clause (x) any adverse change, development, event, effect, condition or occurrence or effect attributable to (a) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, Order, protocol or any other applicable Law of or by any Governmental Authority, (b) changes or developments in national, regional, state or local wholesale or retail markets for power or fuel, including changes in commodity prices, related products, or availability or costs of transportation, (c) system-wide changes or developments in national, regional or state electric transmission or distribution systems, other than changes or developments involving physical damage or destruction thereto, (d) the announcement, pendency or consummation of the Transactions and (e) changes or developments in financial or securities markets or the economy in general shall, in each case, be excluded from such determination to the extent (other than with respect to clause (d)) any such Laws, changes and developments do not have a disproportionate adverse effect on the Contributed Entities as compared to other entities engaged in the power generation business. The Contributors have made available to Dynegy true and complete copies of the certificate of incorporation, bylaws, certificate of formation, LLC Agreement, partnership agreement or similar document of each Contributed Entity.

Section 3.2 Authority Relative to the Transaction Documents. The execution, delivery and performance of each Transaction Document to which it is a party and the consummation of the relevant Transactions have been duly and validly authorized by all requisite entity action on the part of the applicable Contributed Entity and no other actions or proceedings on the part of any Contributed Entity are necessary to authorize the execution, delivery and performance of the Transaction Documents to which such Contributed Entity may be a party. Other than approvals received on or before the date hereof, no vote of the holders of equity interests of any Contributed Entity is necessary to approve or to consummate the Transactions. Each Transaction Document has been, or will be, duly and validly executed and delivered by the applicable Contributed Entity party thereto and, with respect to such Transaction Document, assuming it has been duly authorized, executed and delivered by any other party thereto, constitutes, or will constitute when executed, a valid and binding agreement of such Contributed Entity, enforceable against such Contributed Entity in accordance with its terms, except for the Enforceability Exceptions.

Section 3.3 Capitalization.

(a) As of the date hereof, the authorized and outstanding equity interests of the Contributed Entities are as listed on Section 3.3(a)(i) of the disclosure letter delivered by the Contributors to Dynegy and Newco concurrently with the execution hereof (the “LS Disclosure Letter”) and such section sets forth the name, jurisdiction of incorporation or organization and capitalization of each Contributed Entity. All outstanding shares of capital stock of or other equity interests in each Contributed Entity are validly issued, fully paid and nonassessable, and owned by a Contributed Entity (except in the case of equity interests in the Contributed First Tier Entities) free of preemptive (or similar) rights and free and clear of any Liens. As of the date hereof, except as set forth in Section 3.3(a) of the LS Disclosure Letter, there are not (A) any capital stock or other equity interests or voting securities in any Contributed Entity issued or outstanding, (B) any securities convertible into or exchangeable or exercisable for shares of any capital stock or equity interests or voting securities in any Contributed Entity, (C) any subscriptions, options, warrants, calls, rights, convertible securities or other Contracts or commitments of any character obligating any Contributed Entity to issue, transfer or sell any of its capital stock or other equity interests or voting securities, or (D) any equity equivalents, interests in the ownership or earnings or similar rights, or any agreements, arrangements or understandings granting any person any rights in any Contributed Entity similar to capital stock or other equity interests or voting securities (the items in clauses (A), (B), (C) or (D), collectively, “Contributed Entity Securities”). None of the Contributed Entities nor their respective affiliates (other than the Contributed Entities) owns any Contributed Entity Securities. Except as set forth in the Transaction Documents, there are no (1) outstanding obligations of any Contributed Entity to repurchase, redeem or otherwise acquire any Contributed Entity Securities or (2) outstanding obligations of any Contributed Entity to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other Contributed Entity or any other person, including as a result of the Transactions.

(b) Section 2.3 of the LS Disclosure Letter contains a list of all of the Contributed Entities. The Contributed Entities have no direct or indirect equity interest in any person other than in any other Contributed Entities.

(c) Section 3.3(c) of the LS Disclosure Letter sets forth a true and complete list of each Contract in effect on the date hereof under which any Debt (as defined below) of each of LSP Ontelaunee Holdings LLC, LSP Kendall Holdings LLC, LS Power Generation Holdings LLC and LSP Plum Point Holdings LLC and each of their subsidiaries (collectively, the “Contributed Operating Entities”) in excess of $5,000,000 is outstanding or may be incurred thereunder as of the date hereof. No Contract under which any Debt of any Contributed Operating Entity is outstanding or may be incurred provides for the right to vote (or is convertible into, or exchangeable for, securities having the right to vote) on any matters on which the equityholders of any Contributed Operating Entity may vote. “Debt” means (A) indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), including indebtedness evidenced by a note, bond, debenture or similar instrument, (B) obligations required to be classified and accounted for as capital leases on a balance sheet under United States generally accepted accounting principles (“GAAP”), (C) obligations in respect of outstanding letters of credit, acceptances and similar obligations created for the account of such person, (D) to the extent not otherwise included in the foregoing, any financing of accounts receivable or inventory and (E) guarantees of any of the foregoing of another person. For the sake of clarity, Debt does not include the obligation of any person under any Derivative Product. Excluding this Agreement and the Transactions, no event has occurred which either entitles, or would reasonably be expected to entitle (with or without notice or lapse of time or both) the holder of any Debt described in Section 3.3(c) of the LS Disclosure Letter to accelerate, or which does accelerate, the maturity of any such Debt.

(d) No Contributed Entity has in effect any stockholder rights plan or similar device or arrangement, commonly or colloquially known as a “poison pill” or “anti-takeover” plan, or any similar plan, device or arrangement (a “Rights Plan“), and no Contributed Entity has directly or indirectly adopted or authorized the adoption of such a plan, device or arrangement.

Section 3.4 Consents and Approvals; No Violations. Except for the applicable requirements of the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”), approval from the Federal Energy Regulatory Commission (“FERC”) under Section 203 of the Federal Power Act of 1935, as amended (“FPA”) and of a change in status filing pursuant to 18 C.F.R. Section 35.27(c), approval of the effectiveness of the Registration Statement by the SEC, an order of the New York State Public Service Commission under Section 70 of the New York State Public Service Law approving or declining jurisdiction over the Transactions, notice pursuant to the Operation Standards for Generating Asset Owners under California Public Utilities Commission General Order No. 167, approval of the California Energy Commission to the extent required under Title 20 of the California Code of Regulations, Section 1769, approvals from the Federal Communications Commission under the Communications Act of 1934 for license transfers and approval by any Governmental Authority pursuant to any applicable Environmental Law or Environmental Approval, or as set forth in Section 3.4 of the LS Disclosure Letter (collectively, the “Required Approvals”), neither the execution, delivery and performance of any Transaction Document by any Contributor or any Contributed Entity, nor the consummation by any Contributor or any Contributed Entity of the Transactions, will (a) conflict with, violate or result in any breach of any provision of the certificate of formation, certificate of incorporation, limited liability company agreement, limited partnership agreement, regulations, bylaws or similar documents, as applicable, of any Contributed Entity, (b) result in (i) a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or any right or obligation to purchase or sell securities or assets) under, or require any consent or result in a material loss of a material benefit to any Contributed Entity under, or conflict with any Contract to which any Contributed Entity is a party or by which any Contributed Entity or its businesses, properties or assets are bound or (ii) the imposition of any Lien upon any assets or properties of any Contributed Entity, (c) violate any order, judgment, writ, injunction, decree, settlement, stipulation or award of a Governmental Authority (each an “Order”) or law, statute, rule or regulation of a Governmental Authority (collectively, “Laws”, and individually, a “Law”) or Permit applicable to any Contributed Entity or any of their respective businesses, properties or assets, or (d) require any Approvals from or by any Governmental Authority, except in the case of Sections 3.4(b)-(d) for those which would not reasonably be expected to, individually or in the aggregate, have a LS MAE.

Section 3.5 Reports and Financial Statements.

(a) Since the applicable Acquisition Date of each Contributed Operating Entity, each Contributed Operating Entity has timely filed with each Governmental Authority with jurisdiction all material forms, reports, schedules, registrations, declarations and other filings (other than Tax Returns, for which representations and warranties of Contributors are exclusively set forth in Section 3.12) required to be filed by it under all applicable Laws, all of which, as amended if applicable, complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations promulgated thereunder, except as has not and would not be reasonably expected, to individually or in the aggregate, have a LS MAE.

(b) Set forth on Section 3.5(b) of the LS Disclosure Letter are the following financial statements (the, “LS Financial Statements” and the entities with respect to which such LS Financial Statements relate, the “LS Financial Statement Entities”):

(i) audited consolidated balance sheets and statements of operations, members’ equity and cash flows as of and for the fiscal year ended December 31, 2005 and as of December 31, 2004 and for the period from July 29, 2004 (Inception) to December 31, 2004 for LSP Kendall Holding, LLC;

(ii) audited balance sheet and statement of operations, members’ equity and cash flows as of December 31, 2005 and for the period from October 6, 2005 (Inception) to December 31, 2005 for Ontelaunee Power Operating Company, LLC; and

(iii) unaudited (and to the extent applicable consolidated) balance sheets and statements of operations, members’ equity and cash flows (each, individually, “LS Interim Financial Statements”) as of and for the six months ended June 30, 2006 for LSP Kendall Holding, LLC, Plum Point Energy Associates, LLC and Ontelaunee Power Operating Company, LLC and unaudited combined balance sheet and statement of operations, members’ equity and cash flows as of June 30, 2006 and for the period from February 3, 2006 to June 30, 2006 for LSP General Finance Co., LLC, LSP Morro Bay Holdings, LLC, LSP South Bay Holdings, LLC and LSP Oakland Holdings, LLC.

(c) Since the applicable Acquisition Date of each LS Financial Statement Entity, each of the applicable LS Financial Statements, was prepared from, and is in accordance with, the books and records of the applicable LS Financial Statement Entity, which books and records have been maintained, and which financial statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto), present fairly in all material respects the financial condition of the applicable LS Financial Statement Entity as of the dates thereof and the results of operations of the applicable LS Financial Statement Entity for such periods, are correct and complete, and are consistent with the books and records of such LS Financial Statement Entity; provided, however, that the LS Interim Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items. Since June 30, 2006, no LS Financial Statement Entity has effected any change in any method of accounting or accounting practice, except for any such change required by GAAP.

Section 3.6 Absence of Undisclosed Liabilities. Except (a) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since June 30, 2006, (b) as otherwise disclosed in the LS Financial Statements or reflected in the notes thereto, or (c)(i) as of the date hereof, as would not reasonably be expected, individually or in the aggregate, to result in liabilities, debts or obligations described below in excess of $20,000,000 or (ii) as of the Closing Date, as would not reasonably be expected to have, individually or in the aggregate (as to all Contributed Operating Entities), a LS MAE, no Contributed Operating Entity has incurred any liabilities, debts or obligations of any nature (whether direct, indirect, accrued, asserted, unasserted, contingent, known or unknown, determined or determinable, matured or unmatured or otherwise) that would be required to be reflected or reserved against in a balance sheet of the Contributed Operating Entities prepared in accordance with GAAP.

Section 3.7 Absence of Certain Changes. Since June 30, 2006 and until the date hereof, the Contributed Operating Entities have conducted their businesses only in the ordinary course and in a manner consistent with past practice. Since June 30, 2006 there has not been any state of facts, change, development, event, effect, condition or occurrence that has, had or would reasonably be expected to have, individually or in the aggregate, a LS MAE.

Section 3.8 Litigation. There is no litigation, suit, claim, action, administrative, arbitral or other proceeding, inquiry, audit, hearing, petition, grievance, complaint or governmental or regulatory investigation (each an “Action”) or group of Actions pending or, to the Contributors’ knowledge, threatened against any Contributed Operating Entity by or before any Governmental Authority, nor are there any outstanding Orders that affect or bind any of them or any of their respective businesses, properties or assets except as would not reasonably be expected to, individually or in the aggregate (as to all of the Contributed Operating Entities), (i) as of the date hereof, result in damages in excess of $5,000,000, or (ii) as of the Closing Date, have a LS MAE. There are no Actions pending or threatened by any Contributed Entity against any Contributor or any Contributor against any Contributed Entity, and no basis exists for any such Action. This Section 3.8 shall not relate to environmental matters, which are the subject of Section 3.13.

Section 3.9 Compliance with Applicable Law.

(a) Each Contributed Operating Entity is, and since the applicable Acquisition Date, has been, in compliance with all applicable Laws and no Contributed Operating Entity has received any notice (including through any Action), and there has been no Action filed, commenced or, to the Contributors’ knowledge, threatened against any Contributed Operating Entity, alleging any violation of applicable Law, except for any noncompliance or violation that would not reasonably be expected to, individually or in the aggregate (as to all of the Contributed Entities), (i) as of the date hereof, result in damages in excess of $10,000,000 or (ii) as of the Closing Date have a LS MAE. “Acquisition Date” means the date on which the Contributors, directly or indirectly, acquired an ownership interest in the applicable Contributed Entity.

(b) Except as would not reasonably be expected to, individually or in the aggregate (as to all of the Contributed Operating Entities), (i) as of the date hereof, result in damages in excess of $15,000,000 or (ii) as of the Closing Date have a LS MAE, (A) each Contributed Operating Entity holds all Approvals, authorizations, certificates, licenses, consents and permits of Governmental Authorities (“Permits”) necessary for such Contributed Operating Entity to own, lease and operate its respective properties and assets and to carry on its respective businesses as currently conducted, and (B) all such Permits are in full force and effect. Except as would not reasonably be expected to, individually or in the aggregate (as to all of the Contributed Operating Entities), (i) as of the date hereof, result in damages in excess of $15,000,000, or (ii) as of the Closing Date have a LS MAE, (A) there has occurred no breach of or default under (with or without notice or lapse of time or both) any such Permit, and no Contributed Operating Entity has received any notice (including through any Action) of any such breach or default, and (B) to the Contributors’ knowledge, there has been no Action filed, commenced or threatened against any Contributed Operating Entity, alleging any such breach or default or otherwise seeking to revoke, terminate, suspend or modify any Permit or impose any fine, penalty or other sanctions for violation of any applicable Laws relating to any Permit.

Notwithstanding the foregoing, no representation or warranty is made in this Section 3.9 regarding ERISA matters, which are covered in Section 3.10 or in Section 3.9 regarding Environmental Laws, which are covered in Section 3.13.

Section 3.10 Employee Benefit Plans.

(a) Section 3.10(a)(i) of the LS Disclosure Letter sets forth a true and complete list of (i) each “employee benefit plan” (within the meaning of Section 3(3) of and subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) including multiemployer plans within the meaning of Section 3(37) of ERISA and multiple employer plans within the meaning of 29 CFR § 4001.2, (ii) each equity-based compensation plan and (iii) each other material employment, change-in-control, incentive, employee loan, deferred compensation, pension, profit sharing, retirement, bonus, retention bonus, severance and other employee benefit or fringe benefit plans, agreements, programs, policies or other arrangements, under which (i) any current or former employee, director, member or manager of any Contributed Operating Entity (the “Contributed Entity Employees”) has any present or future right to benefits and which are maintained or sponsored by or with respect to which contributions are made by any Contributed Operating Entity in any such case, for the benefit of Contributed Operating Entity Employees, or (ii) any Contributed Entity has had or has any present or future liability (collectively, the “Contributed Entity Plans” and individually, the “Contributed Entity Plan”). With respect to each Contributed Entity Plan, the Contributed Entities have made available to Dynegy true and complete copies, to the extent applicable, of (i) the most recent Contributed Entity Plan documents and any amendments thereto, (ii) the most recent summary plan description and all related summaries of material modifications, if any, (iii) for any Contributed Entity Plan intended to be qualified under Section 401(a) of the Code, a copy of the most recent favorable determination letter received from the Internal Revenue Service (the “IRS”), or, if no such letter exists, a copy of the filing for a favorable determination letter, (iv) for the most recent year (A) the annual report on Form 5500 filed with the IRS, (B) audited financial statements, and (C) actuarial valuation reports, (v) for any Contributed Entity Plan that is an equity-based compensation plan, individual and form agreements and schedules showing outstanding grants, and (vi) for any Contributed Entity Plan that is a nonqualified deferred compensation plan, trust or insurance or other funding mechanism documents, if any, and a schedule of assets and liabilities under each such plan.

(b) All Contributed Entity Plans and their related trusts have been and are, in all material respects, maintained in accordance with applicable requirements of ERISA, the Code, and all other applicable Laws. Each Contributed Entity Plan intended to be “qualified” within the meaning of Section 401(a) of the Code either (i) has applied to the IRS for a favorable determination letter prior to the expiration of the requisite period under the applicable Treasury Regulations or IRS pronouncements in which to apply for such determination letter and will adopt any amendments necessary to obtain a favorable determination or (ii) is so qualified and, to the Contributors’ knowledge, there are no facts which would adversely affect the qualified status of any such Contributed Entity Plan. No event has occurred and no condition exists that would subject any of the Contributed Entities, Newco or Dynegy, either directly or because of the Contributed Entities’ affiliation with any Contributed Entity ERISA Affiliate, to any material tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws. Except as otherwise contemplated by this Agreement, no Contributing Entity has announced any present intention that any Contributed Entity Plan be materially amended, suspended or terminated, or otherwise modified to adversely change benefits (or the levels thereof) under any Contributed Entity Plan at any time within the 12 months immediately following the date hereof.

(c) No Contributed Entity Plan (including any employee pension plan within the meaning of Section 3(2) of ERISA maintained by any of the Contributed Operating Entities), or any entity that is required to be treated as a single employer together with the Contributed Operating Entities under Section 414 of the Code (“Contributed Entity ERISA Affiliate”) that is subject to Section 412 of the Code (each, a “Contributed Entity Pension Benefit Plan”), has had an “accumulated funding deficiency” (as such term is defined in Section 412 of the Code and in Section 303 of ERISA), that remains unsatisfied, whether or not waived, and no unsatisfied liability to the Pension Benefit Guaranty Corporation (“PBGC”) has been incurred with respect to any such plan by any Contributed Operating Entity (other than liabilities for premiums not yet due and payable).

(d) None of the Contributed Operating Entities nor any Contributed Entity ERISA Affiliate contributes to or has or had any liability (including withdrawal liability as defined in Section 4201 of ERISA) under, or with respect to, any multiemployer plan within the meaning of Section 3(37) of ERISA that remains unsatisfied.

(e) No Contributed Operating Entity has incurred any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees of any Contributed Operating Entity, except as required under Section 4980B of the Code and Section 601 et seq. of ERISA or otherwise except as may be required pursuant to any other applicable Law.

(f) (i) No Contributed Entity Plan that is a Contributed Entity Pension Benefit Plan has been completely or partially terminated or been the subject of a

“reportable event” under Section 4043 of ERISA as to which notices would be required to be filed with the PBGC during the six years preceding the Closing Date, (ii) no proceeding by the PBGC to terminate any such Contributed Entity Pension Benefit Plan has been instituted or, to the Contributors’ knowledge, threatened and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the IRS or other governmental agencies are pending, in progress or, to the Contributors’ knowledge, threatened (including any routine requests for information from the PBGC).

(g) To the Contributors’ knowledge, with respect to any Contributed Entity Plan, there has been no prohibited transaction under Section 406 of ERISA and Section 4975 of the Code, and no fiduciary under Section 3(21) of ERISA has any material liability for breach of fiduciary duty with respect to any Contributed Entity Plan or any other failure to act or comply in connection with the administration or investment of the assets of any Contributed Entity Plan, in each case that would result in material liability to any Contributed Entity. No Action involving any Contributed Entity Plan (other than routine claims for benefits) is pending or, to the Contributors’ knowledge, threatened and no facts exist that could reasonably be expected to give rise to any action that is reasonably likely to result in a material liability to any Contributed Entity.

(h) No Contributed Entity Plan exists that, as a result of the execution of this Agreement or the consummation of the Transactions (whether alone or in connection with any subsequent event(s)), would (i) entitle any Contributed Entity Employee to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Contributed Entity Plans, (iii) limit or restrict the right of any Contributed Entity to merge, amend or terminate any of the Contributed Entity Plans, (iv) cause any Contributed Entity to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award, or (v) result in payments under any of the Contributed Entity Plans that would not be deductible under Section 280G of the Code or would be subject to the additional tax that may be imposed under Section 409A of the Code.

Section 3.11 Labor and Employment Matters. As of the date hereof there are no collective bargaining agreements or other similar labor force Contracts relating to any Contributed Operating Entity or covering any Contributed Operating Entity Employee to which any Contributed Operating Entity is a party or by which it is bound, and, except as would not reasonably be expected, individually or in the aggregate, to have a LS MAE, there are no (a) Actions or Orders pending or, to the Contributors’ knowledge, threatened, in each case relating to Contributed Entity Employees or employment practices or asserting that any Contributed Operating Entity has committed an unfair labor practice or is seeking to compel any Contributed Operating Entity to bargain with any labor union or labor organization, (b) pending or, to the Contributors’ knowledge, threatened labor strikes or other labor troubles affecting any Contributed Operating Entity or (c) labor strikes, disputes, walk-outs, work stoppages, slow-

downs, lockouts, arbitrations or grievances involving any Contributed Operating Entity (and there has been none with respect to any Contributed Operating Entity since the applicable Acquisition Date). Except as would not reasonably be expected to, individually or in the aggregate (as to all of the Contributed Operating Entities), (i) as of the date hereof, result in damages in excess of $5,000,000 or (ii) as of the Closing Date, have a LS MAE, each Contributed Operating Entity is in compliance in all material respects with all collective bargaining agreements and all applicable Laws regarding employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health.

Section 3.12 Taxes.

(a) With respect to each Contributed Entity, (i) all material Tax Returns required to be filed have been or will be timely filed in accordance with any applicable Laws, and (ii) all material Taxes due have been or will be paid (whether or not such Taxes are shown as being due on any Tax Returns), except for Taxes that are being contested in a timely fashion and in good faith in appropriate proceedings.

(b) With respect to each Contributed Entity, (i) there is no material Action, written claim or assessment pending or proposed with respect to Taxes or with respect to any Tax Return, (ii) there are no waivers or extensions of any applicable statute of limitations for the assessment or collection of Taxes with respect to any Tax Return which remain in effect, and (iii) there are no material Liens for Taxes upon the assets of any Contributed Entity, except for Liens for Taxes not yet due and payable or Liens for Taxes being contested in good faith through appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP.

(c) To the knowledge of the Contributors, no Contributed Entity has any material liability for the Taxes of any other person (other than other Contributed Entities).

(d) Each Contributed Entity has withheld and paid over all material Taxes required to have been withheld and paid over, and complied in all material respects with all information reporting requirements, in connection with amounts paid or owing to any employee, creditor, partner, member, independent contractor or other third party.

(e) No Contributed Entity has been a party to any distribution occurring during the last two years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(f) No Contributed Entity has engaged in any “listed transactions” within the meaning of Section §1.6011-4(b)(2) of the Treasury regulations.

(g) Each Contributed Entity that is formed as a partnership, limited partnership, limited liability company or limited liability partnership is treated as a partnership for all federal, state and local income Tax purposes except for such Contributed Entities that are disregarded, for such purposes, as separate from the owner of all the outstanding equity interests in such Contributed Entity. No Contributed Entity has received written notice of a material claim made by any taxing authority in a jurisdiction where such entity does not file Tax returns that such entity or any Contributor is or may be subject to material Tax in such jurisdiction. Section 3.12(g) of the LS Disclosure Letter sets forth a list of states, territories and jurisdictions (whether foreign or domestic) in which the Contributed Entities file Tax Returns. No material claim has been made by a taxing authority in a jurisdiction where any such Contributed Entity does not file a return that it or any Contributor is subject to material Tax in applicable jurisdiction and no such entity is required to file Tax returns in any jurisdiction.

(h) “Taxes” means all taxes, assessments, charges, duties, fees, levies and other governmental charges, including income, franchise, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, disability, transfer, sales, use, excise, gross receipts, value-added and all other taxes of any kind, and any charges, interest, additions to tax, or penalties imposed by any Governmental Authority, and “Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Section 3.13 Environmental.

(a) The Contributed Operating Entities are and have been in material compliance with all applicable Environmental Laws, and no Contributors or Contributed Operating Entities have received any communication from any Governmental Authority or other party alleging that any Contributed Operating Entity or any facility owned, operated, or subject to development by any Contributed Operating Entity is not in material compliance with or has material liability under, or requesting any information pursuant to, applicable Environmental Laws, including any new source review requirements under the Federal Clean Air Act or state analogue thereto, in each case except as would not reasonably be expected to, individually or in the aggregate (as to all of the Contributed Operating Entities), (i) as of the date hereof, result in damages in excess of $20,000,000, or (ii) as of the Closing Date have a LS MAE;

(b) Each Contributed Operating Entity has obtained and possesses all material Permits required under any Environmental Law, including all air emissions authorizations and allowances, wastewater and stormwater discharge authorizations, and water rights and use requirements (collectively, the “Environmental Permits”) necessary for the construction and operation of its facilities or the conduct of its business, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending approval by any Governmental Authority and, to the Contributors’ knowledge, such approval will be forthcoming without significant modification, and the Contributed Operating Entities are in material compliance with all material terms and conditions of the Environmental Permits and applications;

(c) Except as would not reasonably be expected to have, individually or in the aggregate (as to all of the Contributed Operating Entities), (i) as of the date hereof, result in damages in excess of $20,000,000 or (ii) as of the Closing Date, have a LS MAE, there is no material Environmental Claim (i) pending or, to the Contributors’ knowledge, threatened against any Contributed Operating Entity or otherwise adversely affecting any real or personal property that any Contributed Operating Entity owns, leases or uses, in whole or in part, including any off-site facility used by any Contributed Operating Entity for the treatment, storage and disposal of any Hazardous Material; and

(d) Except as would not reasonably be expected to have, individually or in the aggregate (as to all of the Contributed Operating Entities), (i) as of the date hereof, result in damages in excess of $20,000,000 or (ii) as of the Closing Date, have a LS MAE, there has been no material Release by any Contributed Operating Entity of any Hazardous Material that has formed or would reasonably be expected to form the basis of (i) any material Environmental Claim against any Contributed Operating Entity or against any person whose liability for such claim the Contributed Operating Entities has or may have retained or assumed, either by operation of Law or by Contract, or (ii) any requirement pursuant to applicable Environmental Law on the part of any Contributed Operating Entity to undertake material Remedial Action.

(e) No claims for indemnification have been made with respect to any Environmental Claims under the purchase and sale agreement or other acquisition agreement with respect to any Contributor acquisition of any Contributed Operating Entity.

“Environmental Claim” means any and all Actions, demands, Liens or notices of noncompliance or violation by any person alleging potential liability (including potential responsibility or liability for enforcement costs, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resource damages, property damages, contribution, indemnification, cost recovery, compensation, injunctive relief, personal injuries, fines or penalties) arising out of, based on or resulting from (A) the presence, or Release or threatened Release into the environment, of any Hazardous Material at any location; or (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law;

“Environmental Law” means all Laws or Orders relating to pollution, the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health and safety, including those relating to Releases or threatened Releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Material. The term “Environmental Law” including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Clean Water Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 7401 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C.

Section 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.) and the regulations promulgated pursuant thereto, and any similar state or local Laws, and the regulations promulgated pursuant thereto, as such Laws have been and may be amended or supplemented;

“Hazardous Material” means any (a) substance, material, chemical or waste regulated or prohibited pursuant to any Environmental Law, or the presence or exposure to which may form the basis for liability under any applicable Environmental Law, including those defined or classified as a pollutant or contaminant or as hazardous, toxic or radioactive pursuant to any Environmental Law and (b) petroleum or hydrocarbons in any form, and any derivative or by-product thereof, asbestos and asbestos-containing materials, mercury and polychlorinated biphenyls;

“Release” means any releasing, spilling, emitting, leaking, pumping, pouring, emptying, injecting, escaping, dumping, disposing, discharging, depositing, leaching or migrating into or through the environment or within any building, structure, facility or fixture; and

“Remedial Action” means all actions undertaken to (a) investigate, clean up, remove, treat, or in any other way mitigate or address any Release of Hazardous Material in the environment; (b) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material; or (c) perform pre-remedial studies and investigations or post-remedial monitoring and care pertaining or relating to a Release of any Hazardous Material.

Section 3.14 Contracts. (a) Section 3.14 of the LS Disclosure Letter contains a true and complete list as of the date hereof of the following Contracts to which any Contributed Operating Entity is a party or by which any Contributed Operating Entity’s properties are bound or affected as of the date hereof:

(i) Contracts containing covenants restricting the payment of dividends;

(ii) Contracts containing covenants limiting the freedom in any material respect of any Contributed Operating Entity or any of its respective affiliates to engage in any line of business or compete with any person or operate;

(iii) Joint venture agreements and limited liability company agreements, shareholder agreements, partnership agreements or similar agreements with third parties;

(iv) Contracts (other than Derivative Products) involving expenditures (capital or otherwise), liabilities or revenues to the Contributed Operating Entities which are reasonably expected to be in excess of $20,000,000 per annum;

(v) Contracts (other than Derivative Products) with terms of one year or longer, unless expenditures, liabilities or revenues to the Contributed Operating Entities are not reasonably expected to be in excess of $20,000,000 per annum;

(vi) Derivative Products involving notional amounts (including the current fair market value of notional amounts of commodities the subject of such Derivative Products) in excess of $20,000,000 in the aggregate or expenditures, liabilities or revenues to the Contributed Operating Entities which are reasonably expected to be in excess of $20,000,000 in the aggregate, including any verbal confirmations of such Derivative Products not yet subject to a written confirmation, including identification of any such counterparty granted a lien in some or all of the Contributed Operating Entities’ assets. “Derivative Product“ means (i) any swap, cap, floor, collar, futures contract, forward contract, option and any other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including electricity (including capacity and ancillary services products related thereto), natural gas, crude oil, coal and other commodities, emissions allowances, renewable energy credits, currencies, interest rates and indices and (ii) forward contracts for delivery of electricity (including capacity and ancillary services products related thereto), natural gas, crude oil, petcoke, lignite, coal and other commodities and emissions and renewable energy credits;

(vii) O&M agreements involving material services provided to or by the Contributed Operating Entities;

(viii) Leases of personal property (i) requiring lease payments equal to or exceeding $10,000,000 per annum or (ii) the loss of which would not reasonably be expected to, individually or in the aggregate with other such losses, have a LS MAE;

(ix) Any other Contracts material to the business of the Contributed Operating Entities, including all such Contracts involving the sale or purchase of electric products at wholesale or retail, the purchase of transmission service and interconnection service.

(b) True and complete copies of the written Contracts required to be identified in Sections 3.3(c), 3.10, 3.11, 3.14(a) and 3.16 of the LS Disclosure Letter (all such Contracts, the “Contributed Operating Entity Contracts”) (and true and complete written summaries of any such oral Contracts) have, to the extent such provision would not breach any confidentiality obligations associated with such Contracts, been made available to Dynegy.

(c) Except as would not reasonably be expected to, individually or in the aggregate, have a LS MAE, no Contributed Operating Entity is and, to the Contributors’ knowledge, no other party is in default under, or in breach or violation of, any Contributed Operating Entity Contract and, to the Contributors’ knowledge, no event has occurred which would result in any breach or violation of, constitute a default, require consent or result in the loss of a material benefit under, give rise to a right to permit or require the purchase or sale of assets or securities under, give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a

Lien on any of the properties or assets of any Contributed Operating Entity (in each case, with or without notice or lapse of time or both) in connection with, any Contributed Operating Entity Contract, and each Contributed Operating Entity Contract is valid, binding and enforceable against the applicable Contributed Operating Entity in accordance with its terms and is in full force and effect subject to the Enforceability Exception.

Section 3.15 Regulatory Matters. The Contributed Entities are subject to regulation (i) under the FPA and the Public Utility Holding Company Act of 2005 (“PUHCA 2005”) and the rules and regulations promulgated thereunder, although they currently are entitled to an automatic exemption from regulation under PUHCA 2005 and (ii) under the applicable Laws of the state of California. Except as set forth in the immediately preceding sentence, the Contributed Entities are not subject to regulation as a public utility, public utility holding company or public service company (or similar designation) by any Governmental Authority.

Section 3.16 Affiliate Transactions. There are no Contracts or transactions between any Contributed Entity, on the one hand, and any (A) Contributed Entity affiliates (other than the Contributed Entities), on the other hand, or (B) (i) officer, manager or director of any Contributed Entity or its affiliates, or (ii) affiliate of any such officer, manager or director, on the other hand, in each case in this clause (B) except those of a type available to Contributed Entity Employees generally and other than any Contract or transaction entered into in the ordinary course of business and on terms no less favorable than would have been reached on an arm’s-length basis or that is not material to any Contributed Entity (all Contracts and transactions referred to in clauses (A) or (B), whether entered into before or after the date hereof, “Contributed Entity Affiliate Contracts”).

Section 3.17 [Intentionally Omitted]

Section 3.18 Proxy/Prospectus; Registration Statement. None of the information to be supplied by the Contributors or the Contributed Entities for inclusion in (a) the proxy statement relating to the Dynegy Shareholder Meeting (also constituting the prospectus in respect of Newco A Shares into which Dynegy Shares will be converted) (the “Proxy/Prospectus”) Newco and Dynegy are to file with the SEC, and any amendments or supplements thereto, or (b) the Registration Statement on Form S-4 (the “Registration Statement”) that Newco is to file with the SEC in connection with the Merger, and any amendments or supplements thereto, will, at the respective times such documents are filed and, in the case of the Proxy/Prospectus, at the time the Proxy/Prospectus or any amendment or supplement thereto is first mailed to Dynegy’s shareholders, at the time such shareholders vote on approval and adoption of this Agreement and at the Effective Time, and, in the case of the Registration Statement, when it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 3.19 Brokers; Finders and Fees. Except for Morgan Stanley & Co., Inc. and Goldman Sachs & Co., Inc., no agent, broker, person or firm acting on behalf of any Contributed Entity or under any Contributed Entities’ authority is or will be entitled to any financial advisory, broker’s or finder’s fee or similar commission from any of the parties in connection with any of the Transactions.

Section 3.20 Tax-Free Transaction. No Contributor or Contributed Entity, or to the Contributors’ knowledge, any of their affiliates has taken or agreed to take any action that would reasonably be expected to prevent the Merger or the Contributions from qualifying as an Exchange under Section 351 of the Code.

Section 3.21 Development Entities. Section 2.3 of the LS Disclosure Letter contains a list of the development entities and assets (the “Development Entities”) a portion of which is being indirectly contributed to Newco by and through the Development LLC. Section 3.21 of the LS Disclosure Letter contains a true and complete list of all Contracts and Permits in each case material to the applicable Development Entity. None of the Development Entities has any employees. None of the Development Entities has incurred any indebtedness for borrowed money in excess of $5,000,000, including indebtedness evidenced by a note, bond, debenture or similar instrument.

Section 3.22 Insurance. Section 3.22 of the LS Disclosure Letter contains a true and complete list of the insurance policies and fidelity bonds of or for the benefit of any Contributed Operating Entity or its assets, businesses, operations, employees, officers or directors (the “Contributed Operating Entity Insurance Policies”). Except as would not reasonably be expected to, individually or in the aggregate, have a LS MAE, (i) each Contributed Operating Entity Insurance Policy is valid, enforceable, existing and binding, and the premiums due thereon have been timely paid, (ii) there are no outstanding unpaid claims under any Contributed Operating Entity Insurance Policy with respect to any Contributed Operating Entity, except in the ordinary course of business consistent with past practice, (iii) since the applicable Acquisition Date, no Contributed Operating Entity has received notice of cancellation, termination or non-renewal of any Contributed Operating Entity Insurance Policy or has been denied, or to the Contributors’ knowledge, threatened to be denied, insurance coverage and (iv) the Contributed Operating Entity Insurance Policies are sufficient for compliance with Law and all Contracts to which any of the Contributed Operating Entities is a party or by which it or any of its assets are bound, and are in such amounts, against such risks and losses, and on such terms and conditions as are consistent with industry practice in the business of each Contributed Operating Entity.

Section 3.23 No Other Representation or Warranties. No Contributor, Contributed Entity or any other person makes any other express or implied representation or warranty on behalf of or with respect to the Contributed Entities other than as expressly set forth in this Article III. No Contributor or Development Entities makes any express or implied representation or warranty on behalf of or with respect to the Development Entities other than as set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.12, 3.16, 3.19, 3.20 and 3.21.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF DYNEGY

Except as set forth in the disclosure letter delivered by Dynegy to the Contributors concurrently with the execution hereof (the “Dynegy Disclosure Letter“) (with specific reference to the relevant sections of the representations and warranties or covenants in this Agreement or disclosure in such a way to make its relevance to the information called for by the representations and warranties or covenants readily apparent), Dynegy hereby represents and warrants to the Contributors as follows:

Section 4.1 Organization; Etc. Each of Dynegy and its direct and indirect subsidiaries (Dynegy and such direct and indirect subsidiaries are referred to as the “Dynegy Entities”) (a) is duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has all requisite entity power and authority to own, lease and operate all of its properties and assets and to carry on its business substantially as it is now being conducted, and to execute and deliver the Transaction Documents to which it is a party, to perform its obligations thereunder and to consummate the Transactions and (c) is duly qualified or licensed to do business, and is in good standing in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not reasonably be expected to, individually or in the aggregate, have a Dynegy MAE. “Dynegy MAE” means any state of facts, change, development, event, effect, condition or occurrence individually or in the aggregate (x) that is materially adverse to the business, assets, properties, liabilities or condition (financial or otherwise) or results of operations of the Dynegy Entities taken as a whole or (y) that, directly or indirectly, prevents or materially impairs or delays the ability of Dynegy to perform its obligations hereunder or any of the Dynegy Entities’ ability to perform their obligations under any other Transaction Document to which they are a party; provided, however, that with respect to clause (x) any adverse change, development, event, effect, condition or occurrence or effect attributable to (a) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, Order, protocol or any other applicable Law of or by any Governmental Authority, (b) changes or developments in national, regional, state or local wholesale or retail markets for power or fuel, including changes in commodity prices, related products, or availability or costs of transportation, (c) system-wide changes or developments in national, regional or state electric transmission or distribution systems, other than changes or developments involving physical damage or destruction thereto, (d) the announcement, pendency or consummation of the Transactions, and (e) changes or developments in financial or securities markets or the economy in general, shall, in each case, be excluded from such determination to the extent (other than with respect to clause (d)) any such Laws, changes and developments do not have a disproportionate adverse effect on the Dynegy Entities as compared to other entities engaged in the power generation business.

Section 4.2 Authority Relative to the Transaction Documents. The execution, delivery and performance of each Transaction Document to which it is a party and the consummation of the relevant Transactions have been duly and validly authorized by all requisite corporate action on the part of Dynegy and no other corporate actions or proceedings on the part of Dynegy (other than obtaining the Required Dynegy Shareholder Vote) are necessary to authorize the execution, delivery and performance of the Transaction Documents to which Dynegy may be a party or to consummate the Transactions. Each Transaction Document to which Dynegy is a party has been, or will be, duly and validly executed and delivered by Dynegy and, with respect to such Transaction Document, assuming it has been duly authorized, executed and delivered by any other party thereto, constitutes, or will constitute when executed, a valid and binding agreement of Dynegy, enforceable against Dynegy in accordance with its terms, except for the Enforceability Exceptions.

Section 4.3 Capitalization.

(a) As of the date hereof, the authorized and outstanding equity interests of Dynegy consist of the following: (1) 900,000,000 Dynegy A Shares, of which (i) 402,830,542 shares are issued and outstanding, (ii) 1,786,224 shares are held by Dynegy as treasury stock, (iii) 39,602,099 shares are reserved for future issuance under Dynegy’s Plans, and (iv) 96,891,014 shares are reserved for issuance upon conversion of Dynegy B Shares; (2) 360,000,000 Dynegy B Shares, of which (i) 96,891,014 shares are issued and outstanding, (ii) no shares are held by Dynegy as treasury stock, and (iii) no shares are reserved for future issuance; and (3) 70,000,000 shares of preferred stock, no par value per share, of which (i) no shares are issued and outstanding and (ii) no shares are reserved for future issuance. All outstanding shares of capital stock of or equity interests in each Dynegy Entity are validly issued, fully paid and nonassessable, and, other than shares of Dynegy, owned by a Dynegy Entity free of preemptive (or similar) rights and free and clear of any Liens. As of the date hereof, except as set forth in this Section 4.3(a), there are not (A) any capital stock or other equity interests or voting securities in any Dynegy Entity issued or outstanding, (B) any securities convertible into or exchangeable or exercisable for shares of any capital stock or equity interests or voting securities in any Dynegy Entity, (C) any subscriptions, options, warrants, calls, rights, convertible securities or other Contracts or commitments of any character obligating any Dynegy Entity to issue, transfer or sell any of its capital stock or other equity interests or voting securities, or (D) any equity equivalents, interests in the ownership or earnings or similar rights, or any agreements, arrangements or understandings granting any person any rights in any Dynegy Entity similar to capital stock or other equity interests or voting securities (the items in clauses (A), (B), (C) or (D), collectively, “Dynegy Securities”). None of Dynegy nor its affiliates (other than the Dynegy Entities) owns any Dynegy Securities. Except as set forth in the Transaction Documents, there are no (1) outstanding obligations of any Dynegy Entity to repurchase, redeem or otherwise acquire any Dynegy Securities or (2) outstanding obligations of any Dynegy Entity to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other Dynegy Entity or any other person, including as a result of the Transactions.

(b) Section 4.3(b) of the Dynegy Disclosure Letter sets forth a true and complete list of each person in which the Dynegy Entities have a direct or indirect equity interest.

(c) Section 4.3(c) of the Dynegy Disclosure Letter sets forth a true and complete list of each Contract in effect on the date hereof under which any Debt of any Dynegy Entity in excess of $5,000,000 is outstanding or may be incurred thereunder as of the date hereof, with the exception of certain trading and non-trading guarantees (the “Trading and Non-Trading Guarantees”) of the Dynegy Entities, certain information as to which is set forth on in the subsections entitled “Outgoing Guarantees” and “Non-Trading Outgoing Guarantees”, respectively, in Section 4.3(c) of the Dynegy Disclosure Letter; with respect to the Trading and Non-Trading Guarantees of the Dynegy Entities outstanding as of the date hereof, the information on such subsections of the Dynegy Disclosure Letter is accurate and complete in all material respects. No Contract under which any Debt of any Dynegy Entity is outstanding or may be incurred provides for the right to vote (or is convertible into, or exchangeable for, securities having the right to vote) on any matters on which the shareholders of Dynegy may vote. Excluding this Agreement and the Transactions, no event has occurred which either entitles, or would reasonably be expected to entitle (with or without notice or lapse of time or both) the holder of any Debt described in Section 4.3(c) of the Dynegy Disclosure Letter to accelerate, or which does accelerate, the maturity of any such Debt.

(d) Dynegy does not have in effect any Rights Plan, and the Dynegy Board has not adopted or authorized the adoption of such a plan, device or arrangement.

Section 4.4 Consents and Approvals; No Violations. Except for the applicable Required Approvals, neither the execution, delivery and performance of any Transaction Document by Dynegy, nor the consummation by Dynegy of the Transactions, will (a) conflict with, violate or result in any breach of any provision of the certificate of formation, certificate of incorporation, regulations, bylaws or similar documents, as applicable, of any Dynegy Entity, (b) result in (i) a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or any right or obligation to purchase or sell securities or assets) under, or require any consent or result in a material loss of a material benefit to any Dynegy Entity under, or conflict with any Contract to which any Dynegy Entity is a party or by which any Dynegy Entity or any of their respective businesses, properties or assets are bound or (ii) the imposition of any Lien upon any assets or properties of any Dynegy Entity, (c) violate any Order, Law or Permit applicable to any Dynegy Entity or any of their respective businesses, properties or assets, or (d) require any Approvals from or by any Governmental Authority, except in the case of Section 4.4(b)-(d) for those which would not reasonably be expected to, individually or in the aggregate, have a Dynegy MAE.

Section 4.5 Reports and Financial Statements.

(a) For all reporting periods since January 1, 2003, Dynegy and Dynegy Holdings Inc., a Delaware corporation (“DHI”), have timely filed (i) with the SEC all forms, reports, schedules, statements, definitive proxy statements and other documents (the “Dynegy Reports”) required to be filed by them under each of the Securities Act of 1933, as amended, and the respective rules and regulations thereunder (the “Securities Act”), and the Securities Exchange Act of 1934, as amended, and the respective rules and regulations thereunder (the “Exchange Act”), and (ii) with the SEC, and any other

Governmental Authority with jurisdiction, all forms, reports, schedules, registrations, declarations, certifications and other filings (other than Tax Returns, for which representations and warranties are exclusively set forth in Section 4.12) required to be filed by them under all applicable Laws, all of which, as amended if applicable, complied, and with respect to Dynegy Reports filed after the date hereof, will comply, in all material respects with all applicable requirements of the appropriate act and the rules and regulations promulgated thereunder. As of their respective dates, the Dynegy Reports (including exhibits and all other information incorporated by reference thereto) did not, and with respect to Dynegy Reports filed after the date hereof, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated or incorporated by reference therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Dynegy Financial Statements or the equivalent financial statements of DHI (including the notes thereto) included in the Dynegy Reports, when issued, complied, and with respect to financial statements included in the Dynegy Reports filed after the date hereof, will comply, in all material respects with all applicable accounting requirements, and were, and with respect to financial statements included in the Dynegy Reports filed after the date hereof, will be, prepared from, and in accordance with, the books and records of the Dynegy Entities, which books and records have been maintained, and which financial statements will be prepared, in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC) as in effect on the respective dates thereof applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto) and presented fairly, or with respect to financial statements included in the Dynegy Reports filed after the date hereof, will present fairly, in all material respects the consolidated financial condition of Dynegy or DHI, as applicable, and its subsidiaries as of the dates thereof and the results of their operations, cash flows and changes in equity for the periods reported (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments that are immaterial to Dynegy and its subsidiaries as a whole).

Dynegy’s (i) restated consolidated balance sheets, statements of operations and statements of cash flows as of and for December 31, 2005, 2004, 2003, 2002 and 2001, (ii) restated consolidated statement of changes in stockholders’ equity for each of the three years in the period ended December 31, 2005 and (iii) consolidated balance sheets, statement of operations and statement of cash flows as of and for the six-month periods ended June 30, 2005 and June 30, 2006 are collectively referred to herein as the “Dynegy Financial Statements”).

(b) Except to the extent otherwise readily apparent from disclosure in the Dynegy annual report on Form 10-K for the fiscal year ended December 31, 2005 (the “2005 10-K-”) and any other Dynegy Reports filed with the SEC prior to the date hereof and after January 1, 2006 (excluding, in each case, any general disclosures set forth in any risk factor section, in any section relating to forward-looking statements and any other general disclosures included therein to the extent that they are cautionary, predictive or forward looking in nature) (such disclosures, the “Applicable Dynegy Disclosures”), Dynegy’s management has (i) implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) intended to ensure that material information relating to the Dynegy Entities is timely made known to the management of Dynegy by others within those entities, and (ii) has disclosed, based on its most recent required evaluation, to Dynegy’s outside auditors and the audit committee of the Dynegy Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which could adversely affect Dynegy’s ability to record, process, summarize and report financial information on a timely basis and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Dynegy’s internal control over financial reporting. A summary of any such disclosure made by management to Dynegy’s auditors and audit committee has been made available to the Contributors.

(c) Except for DHI, none of Dynegy’s subsidiaries is, or has at any time since January 1, 2003 been, subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(d) Dynegy is not and, at the Effective Time, will not be, an “ineligible issuer” as defined in Rule 405 under the Securities Act (“Rule 405”). Dynegy is, and immediately after the Effective Time, Newco will be a “Well-known seasoned issuer” as defined in Rule 405.

Section 4.6 Absence of Undisclosed Liabilities. Except (a) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since June 30, 2006, (b) as otherwise disclosed in the Dynegy Financial Statements or reflected in the notes thereto, (c) as disclosed in the Applicable Dynegy Disclosures or (d)(i) as of the date hereof, as would not reasonably be expected, individually or in the aggregate, to result in liabilities, debts or obligations described below in excess of $20,000,000 or (ii) as of the Closing Dynegy Entities), a Dynegy MAE, no Dynegy Entity has incurred any liabilities, debts or obligations of any nature (whether direct, indirect, accrued, asserted, unasserted, contingent, known or unknown, determined or determinable, matured or unmatured or otherwise) that would be required to be reflected or reserved against in the consolidated balance sheet of the Dynegy Entities prepared in accordance with GAAP.

Section 4.7 Absence of Certain Changes. Except as disclosed in the Applicable Dynegy Disclosures, since June 30, 2006 and until the date hereof, the Dynegy Entities have conducted their businesses only in the ordinary course and in a manner consistent with past practice. Except as disclosed in the Applicable Dynegy Disclosures, since June 30, 2006 there has not been any state of facts, change, development, event, effect, condition or occurrence that has, had or would reasonably be expected to have, individually or in the aggregate, a Dynegy MAE.

Section 4.8 Litigation. Except as disclosed in the Applicable Dynegy Disclosures, there is no Action pending or, to the knowledge of Dynegy, threatened against any Dynegy Entity by or before any Governmental Authority, nor are there any outstanding Orders that affect or bind any of them or any of their respective businesses, properties or assets, except as would not reasonably be expected to, individually or in the aggregate (as to all the Dynegy Entities)

(i) as of the date hereof, result in damages in excess of $5,000,000, or (ii) as of the Closing Date have a Dynegy MAE. This Section 4.8 shall not relate to environmental matters, which are the subject of Section 4.13.

Section 4.9 Compliance with Applicable Law.

(a) Except as disclosed in the Applicable Dynegy Disclosures, each Dynegy Entity is, and since January 1, 2004, has been, in compliance with all applicable Laws and no Dynegy Entity has received any notice (including through any Action), and there has been no Action filed, commenced or, to the knowledge of Dynegy, threatened against any Dynegy Entity, alleging any violation of applicable Law, except for any noncompliance or violation that would not reasonably be expected to, individually or in the aggregate (as to all the Dynegy Entities), (i) as of the date hereof, result in damages in excess of $10,000,000, or (ii) as of the Closing Date have a Dynegy MAE.

(b) Except as disclosed in the Applicable Dynegy Disclosures or except as would not reasonably be expected to, individually or in the aggregate (as to all of the Dynegy Entities), (i) as of the date hereof, result in damages in excess of $15,000,000, or (ii) as of the Closing Date have a Dynegy MAE (1) each Dynegy Entity holds all Permits necessary for such Dynegy Entity to own, lease and operate its properties and assets and to carry on its respective businesses as currently conducted, and (2) all such Permits are in full force and effect. Except as disclosed in the Applicable Dynegy Disclosures or except as would not reasonably be expected to, individually or in the aggregate (as to all of the Dynegy Entities), (i) as of the date hereof, result in damages in excess of $15,000,000, or (ii) as of the Closing Date have a Dynegy MAE, (1) there has occurred no breach of or default under (with or without notice or lapse of time or both) any such Permit, and no Dynegy Entity has received any notice (including through any Action) of any such breach or default, and (2) to the knowledge of Dynegy, there has been no Action filed, commenced or threatened against any Dynegy Entity, alleging any such breach or default or otherwise seeking to revoke, terminate, suspend or modify any Permit or impose any fine, penalty or other sanctions for violation of any applicable Laws relating to any Permit.

Notwithstanding the foregoing, no representation or warranty is made in this Section 4.9 regarding ERISA matters, which are covered in Section 4.10, or Environmental Laws, which are covered in Section 4.13.

Section 4.10 Employee Benefit Plans.

(a) Section 4.10(a)(i) of the Dynegy Disclosure Letter sets forth a true and complete list of (i) each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), including multiemployer plans within the meaning of Section 3(37) of ERISA, and multiple employer plans within the meaning of 29 CFR § 4001.2, (ii) each equity-based compensation plan and (iii) each other material employment, change-in-control, incentive, employee loan, deferred compensation, pension, profit sharing, retirement, bonus, retention bonus, severance and other employee benefit or fringe benefit plans, agreements, programs, policies or other arrangements under which (i) any current or former employee, director, member or manager of any Dynegy Entity (the “Dynegy Employees”) has any present or future right to benefits and which are maintained or sponsored by or with respect to which contributions are made by any Dynegy Entity in any such case, for the benefit of the Dynegy Employees, or (ii) any Dynegy Entity has had or has any present or future liability (collectively, the “Dynegy Plans” and individually, the “Dynegy Plan”). With respect to each Dynegy Plan, Dynegy has made available to Contributors true and complete copies, to the extent applicable, of (i) the most recent Dynegy Plan documents and any amendments thereto, (ii) the most recent summary plan description and all related summaries of material modifications, if any, (iii) for any Dynegy Plan intended to be qualified under Section 401(a) of the Code, a copy of the most recent favorable determination letter received from the IRS, or, if no such letter exists, a copy of the filing for a favorable determination letter, and (iv) for the most recent year (A) the annual report on Form 5500 filed with the IRS, (B) audited financial statements, and (C) actuarial valuation reports, (v) for any Dynegy Plan that is an equity-based compensation plan, individual and form agreements and schedules showing outstanding grants, and (vi) for any Dynegy Plan that is a nonqualified deferred compensation plan, trust or insurance or other funding mechanism documents, if any, and a schedule of assets and liabilities under each such plan.

(b) Each Dynegy Plan, including any related trust has been and is, in all material respects, maintained in accordance with applicable requirements of ERISA, the Code, and all other applicable Laws. Each Dynegy Plan intended to be “qualified” within the meaning of Section 401(a) of the Code either (i) has applied to the IRS for a favorable determination letter prior to the expiration of the requisite period under the applicable Treasury Regulations or IRS pronouncements in which to apply for such determination letter and will adopt any amendments necessary to obtain a favorable determination or (ii) is so qualified and, to Dynegy’s knowledge, there are no facts which would adversely affect the qualified status of any such Dynegy Plan. No event has occurred and no condition exists that would subject any of the Contributed Entities, Newco or Dynegy, either directly or because of Dynegy’s affiliation with any Dynegy ERISA Affiliate, to any material tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws. Except as otherwise contemplated by this Agreement, no Dynegy Entity has announced any present intention that any Dynegy Plan be materially amended, suspended or terminated, or otherwise modified to adversely change benefits (or the levels thereof) under any Dynegy Plan at any time within the 12 months immediately following the date hereof.

(c) No Dynegy Plan (including any employee pension plan within the meaning of Section 3(2) of ERISA maintained by Dynegy), or any entity that is required to be treated as a single employer together with Dynegy under Section 414 of the Code (“Dynegy ERISA Affiliate”) that is subject to Section 412 of the Code (each, a “Dynegy Pension Benefit Plan”), has had an “accumulated funding deficiency” (as such term is defined in Section 412 of the Code and in Section 303 of ERISA), that remains unsatisfied, whether or not waived, and no unsatisfied liability to the PBGC has been incurred with respect to any such plan by Dynegy (other than liabilities for premiums not yet due and payable).

(d) No Dynegy Entity nor any Dynegy ERISA Affiliate contributes to or has or had any liability (including withdrawal liability as defined in Section 4201 of ERISA) under, or with respect to, any multiemployer plan within the meaning of Section 3(37) of ERISA that remains unsatisfied.

(e) No Dynegy Entity has incurred any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees of any Dynegy Entity, except as required under Section 4980B of the Code and Section 601 et. seq. of ERISA or otherwise except as may be required pursuant to any other applicable Law.

(f) (i) No Dynegy Plan that is a “Dynegy Pension Benefit Plan” has been completely or partially terminated or been the subject of a “reportable event” under Section 4043 of ERISA as to which notices would be required to be filed with the PBGC during the six years preceding the Closing Date, (ii) no proceeding by the PBGC to terminate any such Dynegy Pension Benefit Plan has been instituted or, to Dynegy’s knowledge, threatened and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the IRS or other governmental agencies are pending, in progress or, to Dynegy’s knowledge, threatened (including any routine requests for information from the PBGC).

(g) To Dynegy’s knowledge, with respect to any Dynegy Plan, there has been no prohibited transaction under Section 406 of ERISA and Section 4975 of the Code, and no fiduciary under Section 3(21) of ERISA has any material liability for breach of fiduciary duty with respect to any Dynegy Plan or any other failure to act or comply in connection with the administration or investment of the assets of any Dynegy Plan, in each case that would result in material liability to Dynegy. No Action involving any Dynegy Plan (other than routine claims for benefits) is pending or, to Dynegy’s knowledge, threatened and no facts exist that could reasonably be expected to give rise to any action that is reasonably likely to result in a material liability to Dynegy.

(h) No Dynegy Plan exists that, as a result of the execution of this Agreement or the consummation of the Transactions (whether alone or in connection with any subsequent event(s)), could (i) entitle any Dynegy Employee to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Dynegy Plans, (iii) limit or restrict the right of Dynegy to merge, amend or terminate any of the Dynegy Plans, (iv) cause any Dynegy Entity to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award, or (v) result in payments under any of the Dynegy Plans that would not be deductible under Section 280G of the Code or would be subject to the additional tax that may be imposed under Section 409A of the Code.

Section 4.11 Labor and Employment Matters. As of the date hereof there are no collective bargaining agreements or other similar labor force Contracts relating to any Dynegy Entity or covering any Dynegy

Employee to which any Dynegy Entity is a party or by which it is bound, and, except as would not reasonably be expected, individually or in the aggregate, to have a Dynegy MAE, there are no (a) Actions or Orders pending or, to the knowledge of Dynegy, threatened, in each case relating to Dynegy Employees or employment practices or asserting that any Dynegy Entity has committed an unfair labor practice or is seeking to compel any Dynegy Entity to bargain with any labor union or labor organization, (b) pending or, to the knowledge of Dynegy, threatened labor strikes or other labor troubles affecting any Dynegy Entity or (c) labor strikes, disputes, walk-outs, work stoppages, slow-downs, lockouts, arbitrations or grievances involving any Dynegy Entity (and there has been none with respect to any Dynegy Entity or their respective businesses since January 1, 2004). Except as would not reasonably be expected to, individually or in the aggregate (as to all of the Dynegy Entities), (i) as of the date hereof, result in damages in excess of $5,000,000, or (ii) as of the Closing Date, have a Dynegy MAE, each Dynegy Entity is in compliance in all material respects with all collective bargaining agreements and all applicable Laws regarding employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health.

Section 4.12 Taxes.

(a) With respect to each Dynegy Entity, (i) all material Tax Returns required to be filed have been or will be timely filed in accordance with any applicable Laws and (ii) all material Taxes due have been or will be paid (whether or not such Taxes are shown as being due on any Tax Returns), except for Taxes that are being contested in a timely fashion and in good faith in appropriate proceedings.

(b) With respect to each Dynegy Entity, (i) there is no Action, written claim or assessment pending or proposed with respect to Taxes or with respect to any Tax Return, (ii) there are no waivers or extensions of any applicable statute of limitations for the assessment or collection of Taxes with respect to any Tax Return which remain in effect, and (iii) there are no material Liens for Taxes upon the assets of any Dynegy Entity, except for Liens for Taxes not yet due and payable or Liens for Taxes being contested in good faith through appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP.

(c) To the knowledge of Dynegy, no Dynegy Entity has any material liability for the Taxes of any other person (other than Dynegy and the Dynegy Entities).

(d) Each Dynegy Entity has withheld and paid over all material Taxes required to have been withheld and paid over, and complied in all material respects with all information reporting requirements, in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party.

(e) No Dynegy Entity has been a party to any distribution occurring during the last two years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(f) No Dynegy Entity has engaged in any “listed transactions” within the meaning of Treas. Reg. §1.6011-4(b)(2).

(g) No Dynegy Entity has received written notice of a material claim made by any taxing authority in a jurisdiction where such entity does not file Tax returns that such entity or any other Dynegy Entity is or may be subject to material Tax in such jurisdiction. Sections 4.12(g) of the Dynegy Disclosure Letter sets forth a list of states, territories and jurisdictions (whether foreign or domestic) in which the Dynegy Entities file Tax Returns. No material claim has been made by a taxing authority in a jurisdiction where any such Dynegy Entity does not file a return that it or any other Dynegy Entity is subject to material Tax in any applicable jurisdiction and no such entity is required to file Tax returns in such jurisdiction.

Section 4.13 Environmental. Except as disclosed in the Applicable Dynegy Disclosures:

(a) The Dynegy Entities are and have been in material compliance with all applicable Environmental Laws, and no Dynegy Entity has received any communication from any Governmental Authority or other party alleging that any Dynegy Entity or any facility owned, operated, or subject to development by any Dynegy Entity is not in material compliance with or has material liability under, or requesting any information pursuant to, applicable Environmental Laws, including any new source review requirements under the Federal Clean Air Act or state analogue thereto, in each case except as would not reasonably be expected to, individually or in the aggregate (as to all of the Dynegy Entities), (i) as of the date hereof, result in damages in excess of $20,000,000, or (ii) as of the Closing Date have a Dynegy MAE;

(b) Each Dynegy Entity has obtained and possesses all material Environmental Permits necessary for the construction and operation of its facilities or the conduct of its business, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending approval by any Governmental Authority and to Dynegy’s knowledge, such approval will be forthcoming without significant modification, and the Dynegy Entities are in material compliance with all material terms and conditions of the Environmental Permits and applications;

(c) Except as would not reasonably be expected to, individually or in the aggregate (as to all of the Dynegy Entities), (i) as of the date hereof, result in damages in excess of $20,000,000, or (ii) as of the Closing Date have a Dynegy MAE, there is no material Environmental Claim pending or, to the knowledge of Dynegy, threatened against any Dynegy Entity or otherwise adversely affecting any real or personal property that any Dynegy Entity owns, leases or uses, in whole or in part, including any off-site facility used by any Dynegy Entity for the treatment, storage and disposal of any Hazardous Material; and

(d) Except as would not reasonably be expected to, individually or in the aggregate (as to all of the Dynegy Entities), (i) as of the date hereof, result in damages in excess of $20,000,000, or (ii) as of the Closing Date have a Dynegy MAE, there has been no material Release by any Dynegy Entity of any Hazardous Material that has formed or would reasonably be expected to form the basis of (i) any material

Environmental Claim against any Dynegy Entity or against any person whose liability for such claim any Dynegy Entity has or may have retained or assumed, either by operation of Law or by Contract, or (ii) any requirement pursuant to applicable Environmental Law on the part of any Dynegy Entity to undertake material Remedial Action.

Section 4.14 Contracts. (a) No Dynegy Entity is a party to or bound by any:

(i) Contracts containing covenants restricting the payment of dividends;

(ii) Contracts containing covenants limiting the freedom in any material respect of any Dynegy Entity or any of their respective affiliates to engage any line of business or compete with any person or operate,

(iii) Power purchase agreements, tolling agreements or transportation agreements involving expenditures (capital or otherwise), liabilities or revenues reasonably expected to be in excess of $50,000,000 per annum;

(iv) Derivative Products involving notional amounts (including the current fair market value of notional amounts of commodities the subject of such Derivative Products) in excess of $20,000,000 in the aggregate or expenditures, liabilities or revenues to the Dynegy Entities which are reasonably expected to be in excess of $20,000,000 in the aggregate, including any verbal confirmations of such Derivative Products not yet subject to a written confirmation, including identification of any such counterparty granted a Lien on some or all of the Dynegy Entities’ assets. Section 4.14(a)(iv)(2) of the Dynegy Disclosure Letter reflects Dynegy’s 2007 net power position at CinHub and NY Zone G as of the close of business on September 8, 2006. Any Derivative Products that would otherwise be included in Section 4.14(a)(iv)(1) of the Dynegy Disclosure Letter, which resulting position is represented by the net power position reflected in Section 4.14(a)(iv)(2) of the Dynegy Disclosure Letter, is expressly excluded from Section 4.14(a)(iv)(1) of the Dynegy Disclosure Letter;

(v) Leases of personal property (i) requiring lease payments equal to or exceeding $10,000,000 per annum or (ii) the loss of which would reasonably be expected to, individually or in the aggregate with other such losses, have a Dynegy MAE;

(vi) Joint venture agreements, limited liability company agreements, shareholder agreements, partnership agreements or similar agreements with third parties; and

(vii) “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC).

(b) True and complete copies of the written Contracts required to be identified in Sections 4.3(c), 4.10, 4.11, 4.14(a), and 4.16 of the Dynegy Disclosure

Letter (all such Contracts, collectively, the “Dynegy Entity Contracts”) (and true and complete written summaries of any such oral Contracts) have, to the extent such provision would not breach any confidentiality obligations associated with such Contracts, been made available to the Contributors.

(c) Except as would not reasonably be expected to, individually or in the aggregate, have a Dynegy MAE or except as disclosed is the Applicable Dynegy Disclosures, no Dynegy Entity is and, to Dynegy’s knowledge, no other party is in default under, or in breach or violation of, any Dynegy Entity Contract and, to Dynegy’s knowledge, no event has occurred which would result in any breach or violation of, constitute a default, require consent or result in the loss of a material benefit under, give rise to a right to permit or require the purchase or sale of assets or securities under, give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of any Dynegy Entity (in each case, with or without notice or lapse of time or both) connection with, any Dynegy Entity Contract, and each Dynegy Entity Contract is valid, binding and enforceable against the applicable Dynegy Entity in accordance with its terms and is in full force and effect subject to the Enforceability Exceptions.

Section 4.15 Regulatory Matters. The Dynegy Entities are subject to regulation (i) under the FPA, the Natural Gas Act of 1938, as amended, and PUHCA 2005 and the rules and regulations promulgated thereunder, although they currently are entitled to an automatic exemption from regulation under PUHCA 2005 and (ii) under the applicable Laws of the states of Illinois, New York and Texas. Except as set forth in the immediately preceding sentence, the Dynegy Entities are not subject to regulation as a public utility, public utility holding company or public service company (or similar designation) by any Governmental Authority.

Section 4.16 Affiliate Transactions. Except as disclosed in the Applicable Dynegy Disclosures, there are no Contracts or transactions between Dynegy, on the one hand, and any (A) Dynegy affiliates, on the other hand, other than any Contract or transaction entered into in the ordinary course of business and on terms no less favorable than would have been reached on an arm’s-length basis or that is not material to Dynegy, or (B) (i) officer, manager or director of any Dynegy Entity or its affiliates, or (ii) affiliate of any such officer, manager or director, on the other hand, in each case in this clause (B) except those of a type available to Dynegy Employees generally and other than any Contract or transaction entered into in the ordinary course of business and on terms no less favorable than would have been reached on an arm’s-length basis or that is not material to Dynegy (all Contracts and transactions referred to in clauses (A) or (B), whether entered into before or after the date hereof, “Dynegy Affiliate Contracts”).

Section 4.17 Proxy/Prospectus; Registration Statement. None of the information to be supplied by Dynegy for inclusion in (a) the Proxy/Prospectus and any amendments or supplements thereto, or (b) the Registration Statement and any amendments or supplements thereto, will, at the respective times such documents are filed and, in the case of the Proxy/Prospectus, at the time the Proxy/Prospectus or any amendment or supplement thereto is first mailed to Dynegy’s shareholders, at the time such shareholders vote on approval and adoption of this Agreement and at the Effective Time, and, in the case of the Registration Statement, when it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 4.18 Brokers and Finders Fees. Except for Credit Suisse Securities (USA) LLC and Greenhill & Co., LLC (the “Dynegy Financial Advisors”), no agent, broker, person or firm acting on behalf of any Dynegy Entity or under any Dynegy Entities’ authority is or will be entitled to any financial advisory, broker’s or finder’s fee or similar commission from any of the parties in connection with any of the Transactions.

Section 4.19 Tax-Free Transaction. Neither Dynegy, nor to Dynegy’s knowledge, any of its affiliates has taken or agreed to take any action that would reasonably be expected to prevent the Merger or the Contributions from qualifying as an Exchange under Section 351 of the Code.

Section 4.20 Board Recommendation; Dynegy Action; Requisite Vote of Dynegy Shareholders.

(a) (i) The Dynegy Board has, by resolutions duly adopted by the unanimous vote of the directors present at a meeting of such board duly called and held on September 14, 2006 and not subsequently rescinded or modified in any way, (A) determined that the Note, the Indenture, the Development LLC Agreement, the Development JV Agreement, the CUSA Agreement, the CUSA Registration Rights Agreement, the LS Registration Rights Agreement, the Shareholders Agreement, the Corporate Opportunity Agreement, this Agreement, the Merger, in accordance with the terms of this Agreement, and the other Transactions are advisable and in the best interests of Dynegy and its shareholders, (B) approved and adopted such agreements and approved the Merger and the other Transactions, (C) directed that this Agreement be submitted for consideration by the Dynegy shareholders and recommended that the Dynegy shareholders adopt this Agreement (provided that any change in or modification or rescission of such recommendation by the Dynegy Board in accordance with Section 7.1 shall not be a breach of the representation in this clause (C)) and (ii) the disinterested director (as defined under Section 7.85 of the IBCA) has, by resolutions duly adopted and not subsequently rescinded or modified in any way, approved the Transaction Documents and the Transactions and any business combination (as that term is defined in Sections 7.85 and 11.75 of the IBCA) with respect to CUSA that is provided for or results from the Transaction Documents and the Transactions (collectively, the “Dynegy Recommendation”) (to the extent such Transactions are identified prior to the date of approval of this Agreement by the Dynegy Board). The Dynegy Board has received from the Dynegy Financial Advisors opinions, written copies of which have been provided to the Contributors solely for informational purposes, to the effect that, as of the date of the opinion and subject to the qualifications and assumptions contained therein, the consideration to be received by holders of Dynegy A Shares in the Merger is fair from a financial point of view to such holders.

(b) The affirmative vote of the Dynegy shareholders required for adoption of this Agreement and the Merger is and will be no greater than two thirds in voting power of each of (i) the issued and outstanding Dynegy A Shares, (ii) the issued and outstanding Dynegy B Shares and (iii) the issued and outstanding Dynegy Shares voting together as a class (the “Required Dynegy Shareholder Vote”) and such Required Dynegy Shareholder Vote is the only vote of holders of any class or series of shares or other securities of Dynegy necessary to approve this Agreement and the Transactions.

Section 4.21 Insurance. Section 4.21 of the Dynegy Disclosure Letter contains a true and complete list of the insurance policies and fidelity bonds of or for the benefit of any Dynegy Entity or its assets, businesses, operations, employees, officers or directors (the “Dynegy Entity Insurance Policies”). Except as would not reasonably be expected to, individually or in the aggregate, have a Dynegy MAE, (i) each Dynegy Entity Insurance Policy is valid, enforceable, existing and binding, and the premiums due thereon have been timely paid, (ii) there are no outstanding unpaid claims under any Dynegy Entity Insurance Policy with respect to any Dynegy Entity, except in the ordinary course of business consistent with past practice, (iii) no Dynegy Entity has received notice of cancellation, termination or non-renewal of any Dynegy Entity Insurance Policy or has been denied, or to the Dynegy’s knowledge, threatened to be denied, insurance coverage and (iv) the Dynegy Entity Insurance Policies are sufficient for compliance with Law and all Contracts to which any of the Dynegy Entities is a party or by which it or any of its assets are bound, and are in such amounts, against such risks and losses, and on such terms and conditions as are consistent with industry practice in the business of each Dynegy Entity.

Section 4.22 Takeover Laws. Except for the Required Shareholder Vote, the Dynegy Board has taken all action necessary (including under Sections 7.85 and 11.75 of the IBCA) to exempt under or not make subject to (a) the provisions concerning “business combinations” under Sections 7.85 or 11.75 of the IBCA, (b) any other state takeover law or state law, such as “moratoriums,” “control share,” “fair price” or “affiliate transaction” laws, that purports to limit or restrict business combinations or the ability to acquire or vote shares or (c) any provision of Dynegy’s articles of incorporation or bylaws that would require any corporate approval other than that otherwise required by Articles X and XI of the IBCA, in each case, before the execution of this Agreement and the Voting Agreements: (i) the execution of this Agreement, (ii) the Merger, (iii) the execution of the Voting Agreements and (iv) the Transactions. To Dynegy’s knowledge, no other state takeover statute or similar statute or regulation applies or purports to apply to Dynegy with respect to this Agreement or any of the Transactions (to the extent such Transactions are identified prior to the date of approval of this Agreement by the Dynegy Board).

Section 4.23 Availability of Funds. Dynegy has cash available or has existing borrowing facilities that are sufficient to enable it to pay the Cash Consideration.

Section 4.24 No Other Representation or Warranties. Neither Dynegy nor any other person makes any other express or implied representation or warranty on behalf of or with respect to the Dynegy Entities other than as expressly set forth in this Article IV.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

OF THE NEWCO ENTITIES

Except as set forth in the Dynegy Disclosure Letter (with specific reference to the relevant sections of the representations and warranties or covenants in this Agreement or disclosure in such a way to make its relevance to the information called for by the representations and warranties or covenants readily apparent), each Newco Entity and Dynegy, jointly and severally, represents and warrants to the Contributors as follows:

Section 5.1 Organization; Etc. Each Newco Entity (a) is duly organized, validly existing and in good standing under the laws of the state of its jurisdiction, (b) has all requisite corporate power and authority, as applicable, to execute and deliver the Transaction Documents to which it is a party and the Indenture and the Notes to perform its obligations hereunder and to consummate the Transactions and (c) is duly qualified or licensed to do business, and is in good standing in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not reasonably be expected to, individually or in the aggregate, prevent or materially impair or delay the ability of such Newco Entity to perform its obligations hereunder.

Section 5.2 Authority Relative to this Agreement. The execution, delivery and performance of the Indenture and each Transaction Document to which it is a party and the consummation of the Transactions have been duly and validly authorized by all requisite corporate action on the part of each Newco Entity and no other corporate actions or proceedings on the part of the Newco Entities are necessary to authorize the execution, delivery and performance of the Transaction Documents, the Indenture or to consummate the Transactions. The Indenture and each Transaction Document to which any Newco Entity is a party has been, or will be, duly and validly executed and delivered by such Newco Entity and, with respect to such Transaction Document and the Indenture, assuming it has been duly authorized, executed and delivered by any other party thereto, constitutes, or will constitute when executed, a valid and binding agreement of such Newco Entity, enforceable against such Newco Entity in accordance with its terms, except for the Enforceability Exceptions. The Newco Shares issuable under Article I have been duly authorized for issuance and, when issued and delivered in accordance with this Agreement, all such Newco Shares will be validly issued and fully paid and nonassessable, and the issuance of such Newco Shares will not be subject to preemptive or other similar rights. The Notes have been duly authorized by Newco and, when duly executed, authenticated, issued and delivered as provided in the Indenture, will be duly and validly issued and outstanding and will constitute valid and legally binding obligations of Newco enforceable against Newco in accordance with their terms, subject to the Enforceability Exceptions, and will be entitled to the benefits of the Indenture.

Section 5.3 Newco Entity Capitalization.

(a) Immediately before the Closing, the authorized and outstanding equity interests of Newco will consist of the following: (1) (i) 1,200,000,000 Newco A Shares,

of which 1,000 shares will be issued and outstanding and (ii) 800,000,000 Newco B Shares, of which none will be issued and outstanding and (2) 100,000,000 shares of preferred stock, par value $0.01 per share, none of which will have ever been issued. As of the date hereof, the authorized and outstanding capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are issued and outstanding and held by Newco. All outstanding shares of capital stock of, or interests in, the Newco Entities are validly issued, fully paid and nonassessable, and owned by the Dynegy Entities or their respective subsidiaries free of preemptive (or similar) rights and free and clear of any Liens. Except as contemplated hereby, there are not (A) any capital stock or other equity interests or voting securities, in any Newco Entity issued or outstanding, (B) any securities convertible into or exchangeable or exercisable for shares of any capital stock or equity interests or voting securities in any Newco Entity, (C) any subscriptions, options, warrants, calls, rights, convertible securities or other Contract or commitments of any character obligating any Newco Entity to issue, transfer or sell any of its capital stock or other equity interests or voting securities, or (D) any equity equivalents, interests in the ownership or earnings or similar rights, or any agreements, arrangements or understandings granting any person any rights in any Newco Entity (collectively “Newco Securities”). Except as contemplated hereby, there are no (1) outstanding obligations of any Newco Entity or any Dynegy Entity to repurchase, redeem or otherwise acquire any Newco Securities or (2) outstanding obligations of any Newco Entity to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other company or any other person, including as a result of the Transactions.

(b) No Newco Entity has any direct or indirect equity interest in any person, other than Newco’s interest in Merger Sub.

Section 5.4 Consents and Approvals; No Violations. Except for the Required Approvals, none of the execution, delivery and performance of any Transaction Document by the Newco Entities, nor the consummation by the Newco Entities of the Transactions, will (a) conflict with, violate or result in any breach of any provision of the certificate of incorporation or bylaws of any Newco Entity, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or any right or obligation to purchase or sell securities or assets) under, or require any consent or result in a material loss of a material benefit to any Newco Entity under, any Contract to which any Newco Entity is a party or by which it or any of its businesses, properties or assets are bound, (c) violate any Order, applicable Law or Permit that is currently in effect applicable to any Newco Entity or its business, properties or assets, or (d) other than the Required Approvals, require any approval to or from any Government Authority.

Section 5.5 Brokers; Finders and Fees. No Newco Entity has employed, engaged or entered into a Contract with any investment banker, broker, finder, other intermediary or any other person or incurred any liability for any investment banking, financial advisory or brokerage fees, commissions, finders’ fees or any other fee in connection with this Agreement or the Transactions.

Section 5.6 Other Activities. Other than entering into this Agreement and performing obligations hereunder, no Newco Entity has entered into any agreements or conducted any other business.

Section 5.7 No Other Representation or Warranties. Neither Newco Entity nor any other person makes any other express or implied representation or warranty on behalf of or with respect to the Newco Entities other than as expressly set forth in this Article V.

ARTICLE VI

CONDUCT OF BUSINESS PENDING

THE TRANSACTIONS

Section 6.1 Operating Covenants of the Contributed Entities. From the date hereof to the Closing, except (A) as otherwise expressly contemplated by this Agreement, (B) as set forth in Section 6.1 of the LS Disclosure Letter, (C) as required by applicable Law, or (D) with Dynegy’s prior written consent, the Contributors shall cause each Contributed Entity to, (1) conduct its businesses only in, and not to take any action except in, the ordinary course of business, in a manner consistent with past practice and in compliance with applicable Laws and (2) preserve substantially intact its business organization, to preserve its assets and properties in good repair and condition and to preserve its present relationships with Governmental Authorities, customers, suppliers and other persons with which it has business relations. By way of amplification and not limitation, from the date hereof to the Closing, the Contributors shall cause:

(a) each Contributed Operating Entity to not directly or indirectly do, or authorize or commit to do, any of the following, in each case except (A) as otherwise expressly contemplated by this Agreement, (B) as set forth in Section 6.1 of the LS Disclosure Letter, (C) as required by applicable Law, or (D) with Dynegy’s prior written consent:

(i) amend or otherwise change any Contributed Operating Entity’s partnership or limited liability company agreement, or certificate of formation or articles of incorporation or bylaws (or similar organizational documents);

(ii) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of the Contributed Entity Securities or adopt a Rights Plan;

(iii) incur any Debt or issue any securities in respect of Debt or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations or Debt of any person, in excess of $10,000,000 in the aggregate, other than revolving credit borrowings and reborrowings and letter of credit issuances in a manner consistent with past practice under any credit arrangement disclosed in Section 6.1(e) of the LS Disclosure Letter;

(iv) acquire (including by merger, consolidation or acquisition of stock or assets) any assets (other than in the ordinary course of business), business or any corporation, partnership, limited liability company, association or business organization or division thereof (other than acquisitions before the Closing having an aggregate consideration of not more than $25,000,000 and subject in all events to Section 7.7) other than fuel, supplies, maintenance materials and other inventory items in the ordinary course of business consistent with past practice;

(v) except as required under a Contract in force as of the date hereof or in an amount not to exceed $10,000,000 in the aggregate, issue, deliver, sell, lease, sell and leaseback, pledge, license, transfer, mortgage, encumber, dispose of or otherwise subject to any Lien any property or assets, whether tangible or intangible, of any Contributed Operating Entity, other than assets or services sold, leased, pledged, licensed, transferred, disposed of or encumbered in the ordinary course of business and in a manner consistent with past practice;

(vi) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction when due or otherwise in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the balance sheet of the Contributed Operating Entities as of June 30, 2006 or incurred in the ordinary course of business and consistent with past practice after June 30, 2006;

(vii) make any loans or advances (including any “keep well” or other Contract to maintain any financial statement condition of another person) to any other person, except for loans or advances to Contributed Operating Entities that are directly or indirectly wholly-owned by the Contributed Operating Entities and are in existence on the date hereof;

(viii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any Contributed Operating Entity or any of their respective material subsidiaries;

(ix) terminate or settle, or take any action that would result in early termination or settlement of, any Derivative Product other than in the ordinary course of business for the fair value thereof;

(x) take any action that would give rise to a claim under the WARN Act or any similar state law or regulation because of a “plant closing” or “mass layoff” (each as defined in the WARN Act);

(xi) waive, release, assign, settle or compromise any pending or threatened Action having an amount in issue in excess of $10,000,000 or which in any event is material to the Contributed Operating Entities which relates to the Transactions or which is brought by any current, former or purported holder of any Contributed Entity Securities in such capacity;

(xii) declare, set aside, make or pay any dividend or other distribution by any Contributed Operating Entity that is not, directly or indirectly, wholly-

owned by another Contributed Operating Entity, payable in cash, stock or other equity interests, property or otherwise; or

(xiii) take, offer, propose to take or enter into or amend any Contract to take, offer or propose any of the actions described above in Sections 6.1(a)(i) through (xii).

(b) each Contributed Entity to not directly or indirectly do, or propose, authorize or commit to do, any of the following, in each case except (A) as otherwise expressly contemplated by this Agreement, (B) as set forth in Section 6.1 of the LS Disclosure Letter, (C) as required by applicable Law, or (D) with Dynegy’s prior written consent:

(i) except as required under a Contract in force as of the date hereof, issue, deliver, sell, lease, sell and leaseback, pledge, license, transfer, mortgage, encumber, dispose of or otherwise subject to any Lien any Contributed Operating Entity Securities or any equity interests in any of the Development Entities;

(ii) (A) forgive any liabilities, Debts or obligations under any Contributed Entity Affiliate Contract set forth in Section 3.16 of the LS Disclosure Letter, (B) take any action outside the ordinary course of business consistent with past practice under any Contributed Entity Affiliate Contract set forth in Section 3.16 of the LS Disclosure Letter; or (C) engage in or enter into any Contributed Entity Affiliate Contract which would be required to be set forth in Section 3.16 of the LS Disclosure Letter if in effect on the date hereof;

(iii) enter into, amend, terminate, cancel, renew or receive a waiver with respect to any Contract, the entry into which, or amendment, termination, cancellation, renewal or reception of a waiver with respect to which, requires the consent of any lenders under any Debt listed on Section 3.3(c) of the LS Disclosure Schedule;

(iv) approve or renegotiate any collective bargaining agreement or similar labor force agreement covering either the employees of any Contributed Entity or the employees of any third party providing services to any such entity;

(v) other than in the ordinary course of business and in a manner consistent with past practice or as required by applicable Law, enter into any Derivative Product or any similar transaction having a notional amount or for which the fair value of the notional quantity is an amount determined by the Contributors in good faith in a commercially reasonable manner in excess of $20,000,000;

(vi) fail to maintain its books and records in accordance with GAAP in any material respect or, except as may be required as a result of a change in applicable Law or in GAAP, change material Tax, pension, regulatory or financial accounting policies, procedures, practices or principles used by it;

(vii) make, change or rescind any material Tax election; fail to duly and timely file all material Tax Returns and other documents required to be filed with any Governmental Authority, subject to timely extensions permitted by applicable Law; extend the statute of limitations with respect to any Tax; or, except in the ordinary course of business, settle or compromise any material federal, state, local or foreign Tax liability or audit;

(viii) change any method of accounting or accounting practice by any Contributed Entity, except for any such change required by GAAP;

(ix) fail to maintain in full force and effect insurance policies covering the Contributed Operating Entities and Development Entities, as the case may be, and their respective properties, assets and businesses in a form and amount consistent with the Contributed Operating Entities’ and Development Entities’ current insurance program, as applicable, including the Contributed Operating Entity Insurance Policies (except in the ordinary course of business to the extent any such policies expire in accordance with their terms and they are replaced with policies consistent with good practice for independent power companies, subject to insurance market conditions); or

(x) take, offer, propose to take or enter into or amend any Contract to take, offer or propose any of the actions described above in Sections 6.1(b)(i) through (ix).

(c) The Development Entities (a) shall consult with Dynegy prior to (i) arranging any equity or debt financing in the manner consistent with Section 6.1(c) of the LS Disclosure Letter or (ii) entering into any construction or other material agreement, (b) shall not declare, set aside or pay any dividend or other distribution to any Person and (c) shall not pay any development or similar fees.

Section 6.2 Operating Covenants of Dynegy. From the date hereof to the Closing, unless otherwise expressly contemplated by this Agreement, as set forth in Section 6.2 of the Dynegy Disclosure Letter or required by applicable Law or unless the Contributors give their prior written consent, Dynegy shall, and shall cause each of its subsidiaries to, (1) conduct its businesses only in, and not to take any action except in, the ordinary course of business, in a manner consistent with past practice and in compliance with applicable Laws, and (2) preserve substantially intact its business organization, to preserve its assets and properties in good repair and condition and to preserve its present relationships with Governmental Authorities, customers, suppliers and other persons with which it has business relations. By way of amplification and not limitation, from the date hereof to the Closing, Dynegy agrees that it shall not directly or indirectly do, or authorize or commit to do, any of the following, in each case unless otherwise expressly contemplated by this Agreement, except as set forth in Section 6.2 of the Dynegy Disclosure Letter or except with the prior written consent of the Contributors:

(a) amend or otherwise change Dynegy’s articles of incorporation or bylaws;

(b) except as required under a Contract in force as of the date hereof or in an amount pursuant to clause (ii) below not to exceed $20,000,000 in the aggregate, issue, deliver, sell, lease, sell and leaseback, pledge, license, transfer, mortgage, encumber, dispose of or otherwise subject to any Lien (i) any Dynegy Securities or (ii) any property or assets, whether tangible or intangible, of any Dynegy Entity, other than assets sold, leased, pledged, licensed, transferred, disposed of or encumbered in the ordinary course of business and in a manner consistent with past practice;

(c) declare, set aside, make or pay any dividend or other distribution by any Dynegy Entity that is not, directly or indirectly, wholly-owned by the Dynegy Entities, payable in cash, stock or other equity interests, property or otherwise;

(d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of the Dynegy Securities or adopt a Rights Plan;

(e) incur any Debt or issue any securities in respect of Debt or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations or Debt of any person, in excess of $10,000,000 in the aggregate, other than revolving credit borrowings and reborrowings and letter of credit issuances in a manner consistent with past practice under any credit arrangement disclosed in Section 6.2(e) of the Dynegy Disclosure Letter;

(f) acquire (including by merger, consolidation or acquisition of stock or assets) any assets (other than in the ordinary course of business), business or any corporation, partnership, limited liability company, association or business organization or division thereof (other than acquisitions before the Closing having an aggregate consideration of not more than $25,000,000, and subject in all events to Section 7.7) other than fuel, supplies, maintenance materials and other inventory items in the ordinary course of business;

(g) other than in the ordinary course of business and in a manner consistent with past practice or as required by applicable Law, enter into any Derivative Product or any similar transaction having a notional amount or for which the fair value of the notional quantity is an amount determined by Dynegy in good faith in a commercially reasonable manner in excess of $20,000,000;

(h) adopt a plan of complete or partial liquidation, dissolution, merger (except for mergers between or among Dynegy Entities), consolidation, restructuring, recapitalization or other reorganization of Dynegy or any of its material subsidiaries;

(i) fail to maintain its books and records in accordance with GAAP in any material respect or, except as may be required as a result of a change in applicable Law or in GAAP, change material Tax, pension, regulatory or financial accounting policies, procedures, practices or principles used by it;

(j) make, change or rescind any material Tax election; fail to duly and timely file all material Tax Returns and other documents required to be filed with any Governmental Authority, subject to timely extensions permitted by applicable Law;

extend the statute of limitations with respect to any Tax; or, except in the ordinary course of business, settle or compromise any material federal, state, local or foreign Tax liability or audit;

(k) waive, release, assign, settle or compromise any pending or threatened Action having an amount in issue in excess of $10,000,000 or which in any event is material to the Dynegy Entities, which relates to the Transactions or which is brought by any current, former or purported holder of any Dynegy Securities in such capacity;

(l) change any method of accounting or accounting practice by any Dynegy Entity, except for any such change required by GAAP;

(m) take any action that would give rise to a claim under the WARN Act or any similar state law or regulation because of a “plant closing” or “mass layoff” (each as defined in the WARN Act);

(n) terminate or settle, or take any action that would result in early termination or settlement of, any Derivative Product other than in the ordinary course of business for the fair value thereof;

(o) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction when due or otherwise in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the balance sheet of the Dynegy Entities as of June 30, 2006 or incurred in the ordinary course of business and consistent with past practice after June 30, 2006;

(p) fail to maintain in full force and effect insurance policies covering the Dynegy Entities and their respective properties, assets and businesses in a form and amount consistent with the Dynegy Entities’ current insurance program, including the Dynegy Entity Insurance Policies (except in the ordinary course of business to the extent any such policies expire in accordance with their terms and they are replaced with policies consistent with good practice for independent power companies, subject to insurance market conditions);

(q) amend, terminate or waive any provision of the Second Amended and Restated Shareholder Agreement dated May 26, 2006, between Dynegy and CUSA or the CUSA Registration Rights Agreement; and

(r) take, offer, propose to take or enter into or amend any Contract to take, offer or propose any of the actions described above in Sections 6.2(a) through 6.2(q)

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.1 Dynegy No Shop.

(a) From the date hereof until the Effective Time, Dynegy shall not, and Dynegy shall cause the Dynegy Entities not to, and shall cause its and their respective officers, directors, investment bankers, auditors, accountants, attorneys and other advisors and representatives (collectively, the “Dynegy Representatives”) not to, (i) directly or indirectly, solicit, initiate, or encourage the submission of, any proposal that constitutes or is reasonably likely to lead to a Dynegy Takeover Proposal, (ii) approve or recommend any Dynegy Takeover Proposal, enter into any agreement, agreement-in-principle or letter of intent with respect to or accept any Dynegy Takeover Proposal (or resolve to or publicly propose to do any of the foregoing), or (iii) directly or indirectly, participate or engage in any discussions or negotiations regarding, or furnish to any person any information with respect to, or knowingly take any action to facilitate any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, any Dynegy Takeover Proposal; provided, however, that:

(x) nothing contained herein shall prohibit Dynegy or the Dynegy Board from disclosing to Dynegy’s shareholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act or from making any similar disclosure, and provided further that the Dynegy Board shall not recommend that the shareholders of Dynegy tender their Dynegy Shares in connection with any such tender or exchange offer unless the Dynegy Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that such Dynegy Takeover Proposal is, or could result in, a Dynegy Superior Proposal and Dynegy shall have complied in all material respects with all of its obligations under this Section 7.1;

(y) at any time before this Agreement has been approved by the Required Dynegy Shareholder Vote, if (under circumstances in which Dynegy has complied in all material respects with all of its obligations under this Section 7.1(a)) Dynegy receives an unsolicited Dynegy Takeover Proposal from a third party that the Dynegy Board determines in good faith (after consultation with its financial advisor and outside legal counsel) (1) is, or would be reasonably likely to result in, a Dynegy Superior Proposal, then Dynegy and the Dynegy Representatives may make such inquiries or conduct such discussions with respect to such Dynegy Takeover Proposal as the Dynegy Board, after consultation with outside legal counsel, may deem reasonable to inform itself for the purpose of exercising its fiduciary duties to its shareholders under applicable Law and (2) is, or is reasonably likely to result in, a Dynegy Superior Proposal, Dynegy and the Dynegy Representatives may conduct such additional discussions or negotiations and provide such information as the Dynegy Board shall determine, but only if, before such discussions or negotiations or provision of such information, (A) such third party shall have entered into a confidentiality agreement in customary form that is no less favorable to Dynegy, including any standstill provisions included therein, and no less restrictive than the Confidentiality Agreement and (B) the Dynegy Board determines in its good faith judgment, after consultation with outside legal counsel, that failure to take such actions would be reasonably likely to be a breach of its fiduciary duties under applicable Law; and

(z) at any time before this Agreement has been approved by the Required Dynegy Shareholder Vote, and subject to Dynegy’s compliance in all material respects with its obligations under this Section 7.1, the Dynegy Board may (i) withdraw, amend, modify or qualify, or publicly propose to withdraw, amend, modify or qualify the recommendation, approval, adoption or declaration of advisability by Dynegy’s Board of this Agreement, the Merger or Dynegy Recommendations, (ii) recommend that the shareholders of Dynegy reject this Agreement, the Merger or the Transactions or resolve, agree or propose publicly to take any such actions (collectively in (i) and (ii), a “Change in Dynegy Recommendation,” or (iii) in compliance with Section 9.1(g), allow Dynegy to enter into a binding written agreement concerning a transaction that constitutes a Dynegy Superior Proposal, (A) in the case of subclause (iii) of this clause (z) only after the Dynegy Board determines in good faith (after receiving the advice of its financial advisor and outside legal counsel) that such Dynegy Takeover Proposal is a Dynegy Superior Proposal and (B) in the case of subclause (i), (ii) or (iii) of this clause (z) only after the Dynegy Board determines in its good faith judgment, after consultation with outside legal counsel, that failure to take such actions would reasonably likely be a breach of its fiduciary duties to its shareholders under applicable Law; provided that before making any Change in Dynegy Recommendation, (A) the Dynegy Board shall provide the Contributors five business days’ prior written notice of its intent to effect a Change in Dynegy Recommendation (which notice shall include the reasonable details regarding the cause for, and nature of, the Change in Dynegy Recommendation) and, if requested by the Contributors, negotiate in good faith with the Contributors during such five business day period regarding revisions to this Agreement that would avoid such Change in Dynegy Recommendation and (B) the Dynegy Board shall provide to the Contributors advance written notice of such Change in Dynegy Recommendation immediately prior thereto.

Dynegy shall immediately cease and cause to be terminated, and shall cause the Dynegy Entities to, and shall cause its or their respective Dynegy Representatives to, terminate, all existing discussions or negotiations, if any, with any persons conducted heretofore with respect to, or that could reasonably be expected to lead to, a Dynegy Takeover Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in Section 7.1(a) by any Dynegy Representative or affiliate of a Dynegy Entity (other than CUSA as contemplated by the definition of “Dynegy Takeover Proposal”), whether or not such person is purporting to act on behalf of any Dynegy Entity or otherwise, shall be deemed to be a breach of this Section 7.1 by Dynegy.

(b) For this Agreement, (i) “Dynegy Takeover Proposal” means any bona fide proposal or offer from any person (other than the Contributors, the Newco Entities or any of their affiliates) relating to (A) any direct or indirect acquisition, merger, consolidation, reorganization, share exchange, recapitalization, liquidation, direct or indirect business combination, asset acquisition or other similar transaction involving Dynegy or any Dynegy Entity of (x) assets or businesses that constitute or represent 20% or more of the total revenue, operating income, EBITDA or assets of the Dynegy Entities, taken as a whole immediately before such transaction, or (y) 20% or more of the outstanding Dynegy Shares or any other class of capital stock of Dynegy or capital stock of, or other equity or voting interests in, any Dynegy Entity whose business constitutes 20% or more of the total revenue, operating income, EBITDA or assets of the Dynegy Entities, taken as a whole immediately prior to such transaction, in each case other than the Transactions or (B) any purchase or sale of, or tender offer or exchange offer for, capital stock of any Dynegy Entity that if consummated would result in any person beneficially owning 20% or more of any class of capital stock of Dynegy or any Dynegy Entity whose business constitutes 20% or more of the total revenue, operating income, EBITDA or assets of the Dynegy Entities, taken as a whole immediately prior to such transaction; provided that any person’s proposal or offer to CUSA, so long as such action does not materially impair Dynegy’s ability to perform its obligations under the Transaction Documents shall not be a Dynegy Takeover Proposal and (ii) the term “Dynegy Superior Proposal” means any bona fide written Dynegy Takeover Proposal (assuming for purposes of the definition that references to 20% in the definition of Dynegy Takeover Proposal are 50%) which is on terms that the Dynegy Board determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation and outside counsel), taking into account all relevant factors, including any conditions to such Dynegy Takeover Proposal, the timing of the closing thereof, the risk of nonconsummation, any required governmental or other consents, filings and approvals, and the payment of a Termination Fee would, if consummated, result in a transaction that is more favorable to Dynegy’s shareholders from a financial point of view than the Transactions contemplated by this Agreement (including the terms of any proposal by the Contributors to modify the terms of the Transactions).

(c) Except as expressly permitted by Section 7.1(a), the Dynegy Board may not effect any Change in Dynegy Recommendation, or approve or recommend, or propose publicly to approve or recommend, any Dynegy Takeover Proposal. For this Agreement, a Change in Dynegy Recommendation shall include any approval or recommendation (or public proposal to approve or recommend), by the Dynegy Board of a Dynegy Takeover Proposal.

(d) In addition to the other obligations of Dynegy set forth in this Section 7.1, Dynegy shall as promptly as practicable (and in any event, within 24 hours) advise the Contributors orally and in writing of any Dynegy Takeover Proposal, any request for information with respect to any Dynegy Takeover Proposal, or any inquiry with respect to or which could reasonably be expected to result in a Dynegy Takeover Proposal, the material terms and conditions of such request, Dynegy Takeover Proposal or inquiry, and the identity of the person making the same. Dynegy will (i) keep the Contributors promptly and fully informed of the status and details (including amendments) of any such request, Dynegy Takeover Proposal or inquiry, (ii) provide the Contributors as soon as practicable after receipt or delivery thereof with copies of all correspondence and other written material (other than with respect to the business, assets or operations of the person, entity or group making the Dynegy Takeover Proposal sent or provided to Dynegy from any third party in connection with any Dynegy Takeover Proposal) or sent or provided by Dynegy to any third party in connection with any Dynegy Takeover Proposal and (iii) provide the Contributors with advance written notice of any scheduled meeting of the Dynegy Board to discuss a Dynegy Takeover Proposal.

(e) Except with respect to any third party making an unsolicited bona fide written Dynegy Takeover Proposal that does not result from a violation of Section 7.1, from and after the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement, (i) Dynegy shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which any Dynegy Entity is a party (other than any involving the Contributors or the Contributed Entities) and (ii) Dynegy agrees to use commercially reasonable efforts to enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreements.

Section 7.2 Contributed Entities No-Shop

(a) From the date hereof until the Effective Time, the Contributors shall not, and the Contributors shall cause the Contributed Entities not to, and shall cause its and their respective partners, members, managers, officers, investment bankers, auditors, accountants, attorneys and other advisors and representatives (collectively, the “Contributor Representatives”) not to, (i) directly or indirectly, solicit, initiate, or encourage the submission of, any proposal that constitutes or is reasonably likely to lead to a Contributor Takeover Proposal, (ii) approve or recommend any Contributor Takeover Proposal, enter into any agreement, agreement-in-principle or letter of intent with respect to or accept any Contributor Takeover Proposal (or resolve to or publicly propose to do any of the foregoing), or (iii) directly or indirectly, participate or engage in any discussions or negotiations regarding, or furnish to any person any information with respect to, or knowingly take any action to facilitate any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, any Contributor Takeover Proposal; provided, however, that:

(x) at any time before this Agreement has been approved by the Required Dynegy Shareholder Vote, if (under circumstances in which all of the Contributors have complied in all material respects with all of its obligations under this Section 7.2) the Contributors receive an unsolicited Contributor Takeover Proposal from a third party that the Contributors determine in good faith (after consultation with their financial advisor and outside legal counsel) (1) is, or would be reasonably likely to result in, a Contributor Superior Proposal, then the Contributors and the Contributor Representatives may make such inquiries or conduct such discussions with respect to such Contributor Takeover Proposal as the Contributors, after consultation with outside legal counsel, may deem reasonable to inform themselves for the purpose of exercising their fiduciary duties under applicable Law (it being understood that for purposes of this Section 7.2, the Contributors shall be treated as if they were directors of a publicly-traded Delaware corporation (the “Delaware Standard”)) and (2) is, or is reasonably likely to result in, a Contributor Superior Proposal, the Contributors and the Contributor Representatives may conduct such additional discussions or negotiations and provide such information as the Contributors shall determine, but only if, before such discussions or negotiations or provision of such information, (A) such third party shall have entered into a confidentiality agreement in customary form that is no less favorable to the Contributors, and no less restrictive than the Confidentiality Agreement and (B) the Contributors determine in their good faith judgment, after consultation with outside legal counsel, that failure to take such actions would reasonably likely be a breach of the Delaware Standard; and

(y) at any time before this Agreement has been approved by the Required Dynegy Shareholder Vote, and subject to Contributors’ compliance in all material respects with their obligations under this Section 7.2, the Contributors may, in compliance with Section 9.1(h) enter into a binding written agreement concerning a transaction that constitutes a Contributor Superior Proposal, only after the Contributors determine in their good faith judgment (i) (after receiving the advice of their financial advisor and outside legal counsel) that such Contributor Takeover Proposal is a Contributor Superior Proposal and (ii) after consultation with outside legal counsel, that failure to take such actions would reasonably likely be a breach of the Delaware Standard; provided that before entering into any Contributor Superior Proposal, (A) the Contributors shall provide Dynegy five business days’ prior written notice of their intent to enter into a Contributor Superior Proposal (which notice shall include the reasonable details regarding the cause for, and nature of, the Contributor Superior Proposal) and, if requested by Dynegy, negotiate in good faith with Dynegy during such five business day period regarding revisions to this Agreement such to prevent the Contributors from entering into the Contributor Superior Proposal and (B) the Contributors shall provide to Dynegy advance written notice of entry into such Contributor Superior Proposal immediately prior thereto.

The Contributors shall immediately cease and cause to be terminated, and shall cause the Contributed Entities to, and shall cause its or their respective Contributor Representatives to terminate, all existing discussions or negotiations, if any, with any persons conducted heretofore with respect to, or that could reasonably be expected to lead to, a Contributor Takeover Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in Section 7.2(a) by any Contributor Representative or affiliate of any Contributor, whether or not such person is purporting to act on behalf of any Contributed Entity or otherwise, shall be deemed to be a breach of this Section 7.2 by the Contributors.

(b) For this Agreement, (i) “Contributor Takeover Proposal” means any bona fide proposal or offer from any person (other than Dynegy, the Newco Entities or any of their affiliates) relating to (A) any direct or indirect acquisition, merger, consolidation, reorganization, share exchange, recapitalization, liquidation, direct or indirect business combination, asset acquisition or other similar transaction involving the Contributors or any Contributed Entity of (x) assets or businesses that constitute or represent 20% or more of the total revenue, operating income, EBITDA or assets of the Contributed Entities, taken as a whole immediately before such transaction, or (y) 20% or more of the outstanding equity or voting interests in, any Contributed Entity whose business constitutes 20% or more of the total revenue, operating income, EBITDA or assets of any Contributed Entity, immediately prior to such transaction, in each case other than the Transactions or (B) any purchase or sale of, or tender offer or exchange offer for, the equity interests of any Contributed Entity that if consummated would result in any person beneficially owning 20% or more of the equity interests of the Contributors or any Contributed Entity whose business constitutes 20% or more of the total revenue, operating income, EBITDA or assets of the Contributed Entities, taken as a whole immediately prior to such transaction; and (ii) the term “Contributor Superior Proposal” means any bona fide written Contributor Takeover Proposal (assuming for purposes of the definition that references to 20% in the definition of Contributor Takeover Proposal are 50%) which is on terms that the Contributors determine in their good faith judgment (after consultation with a financial advisor of nationally recognized reputation and outside counsel), taking into account all relevant factors, including any conditions to such Contributor Takeover Proposal, the timing of the closing thereof, the risk of nonconsummation, any required governmental or other consents, filings and approvals, and the payment of a Termination Fee would, if consummated, result in a transaction that is more favorable to the Contributors from a financial point of view than the Transactions (including the terms of any proposal by the Contributors to modify the terms of the Transactions).

(c) In addition to the other obligations of the Contributors set forth in this Section 7.2, the Contributors shall as promptly as practicable (and in any event, within 24 hours) advise Dynegy orally and in writing of any Contributor Takeover Proposal, any request for information with respect to any Contributor Takeover Proposal, or any inquiry with respect to or which could reasonably be expected to result in a Contributor Takeover Proposal, the material terms and conditions of such request, Contributor Takeover Proposal or inquiry, and the identity of the person making the same. The Contributors will (i) keep Dynegy promptly and fully informed of the status and details (including amendments) of any such request, Contributor Takeover Proposal or inquiry, (ii) provide to Dynegy as soon as practicable after receipt or delivery thereof with copies of all correspondence and other written material (other than any confidential information with respect to the business, assets or operations of the person, entity or group making the Contributor Takeover Proposal) sent or provided to the Contributors from any third party in connection with any Contributor Takeover Proposal or sent or provided by the Contributors to any third party in connection with any Contributor Takeover Proposal and (iii) provide Dynegy with advance written notice of any scheduled meeting of the Contributors to discuss a Contributor Takeover Proposal.

(d) Except with respect to any third party making an unsolicited bona fide written Contributor Takeover Proposal that does not result from a violation of Section 7.2, during the period from and after the date of this Agreement until the earlier of the

Effective Time and the termination of this Agreement, (i) the Contributors shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which Contributor or Contributed Entity is a party (other than any involving Dynegy or the Dynegy Entities) and (ii) the Contributors agree to use commercially reasonable efforts to enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreements.

Section 7.3 Shareholders Meeting. Dynegy will, as promptly as reasonably practicable after the date hereof (i) take all steps reasonably necessary to call, give notice of, convene and hold a special meeting of its shareholders (the “Dynegy Special Meeting”) for the purpose of securing the Required Dynegy Shareholder Vote, (ii) distribute to its shareholders the Proxy Statement/Prospectus in accordance with applicable federal and state law and its articles of incorporation and bylaws, which Proxy Statement/Prospectus will contain the recommendation of the Dynegy Board that its shareholders approve and adopt this Agreement and the Transactions, (iii) use all reasonable efforts to solicit from its shareholders proxies in favor of approval and adoption of this Agreement and the Transactions and to secure the Required Dynegy Shareholder Vote, and (iv) cooperate and consult with the Contributors with respect to each of the foregoing matters.

Section 7.4 Preparation of the Proxy/Prospectus and Registration Statement. Newco, Dynegy and the Contributors will promptly prepare and file with the SEC a preliminary version of the Proxy/Prospectus and will cooperate with each other in responding to the SEC’s comments in connection therewith and to furnish all information required to prepare the definitive Proxy/Prospectus. The date that the Registration Statement is filed with the SEC will be determined jointly by the Contributors and Dynegy. Each of the Contributors, Newco and Dynegy will use all reasonable efforts, subject to Section 7.4 of the Dynegy Disclosure Letter, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Newco will also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process in any jurisdiction) required to be taken under any applicable state securities laws in connection with the issuance of the Newco Shares in the Contribution and the Merger and (i) Dynegy will furnish all information concerning Dynegy and the holders of shares of Dynegy capital stock, and (ii) the Contributors will furnish all information concerning the Contributed Entities and holders of Contributed Entity Securities as may be reasonably requested in connection with any such action. Promptly after the effectiveness of the Registration Statement, Dynegy will cause the Proxy/Prospectus to be mailed to its shareholders, and if necessary, after the definitive Proxy/Prospectus has been mailed, promptly circulate amended, supplemented or supplemental proxy materials and, if required in connection therewith, resolicit proxies. The Contributors will advise Dynegy and Newco and Dynegy and Newco will advise the Contributors, as applicable, promptly after they receive notice thereof, of the time when the Registration Statement becomes effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Newco Shares for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

Section 7.5 Affiliate Agreements; Tax Treatment.

(a) Dynegy will identify in a letter to Newco all persons who are, on the date hereof, “affiliates” of Dynegy, as the case may be, as such term is used in Rule 145 under the Securities Act. Dynegy will use its reasonable efforts to cause their respective affiliates to deliver to Newco not later than 10 days before the date of the Dynegy Special Meeting, a written agreement substantially in the form attached as Exhibit 7.5, and will use their reasonable efforts to cause persons who become “affiliates” after such date but before the Closing Date to execute and deliver these agreements at least 5 days before the Closing Date.

(b) Each party will use all commercially reasonable efforts to cause the Contributions and the Merger to qualify, and will not take, and will use all commercially reasonable efforts to prevent any subsidiary of such party from taking, any actions (including taking any positions with any taxing authority) that could prevent the Contributions and the Merger from qualifying, as an Exchange under Section 351 of the Code.

(c) Each party will use all commercially reasonable efforts to cause the Kendall Sale to qualify, and will not take, and will use all commercially reasonable efforts to prevent any subsidiary of such party from taking, any actions (including taking any positions with any taxing authority) that could prevent the Kendall Sale from qualifying, as a sale or exchange of the Kendall Interests under Section 1001 of the Code.

Section 7.6 Access to Information.

(a) From the date hereof to the Closing, each of Dynegy and the Contributors will, and will cause their respective subsidiaries and their and their subsidiaries’ respective officers, directors, employees, accountants, auditors, counsel, financial advisors and other agents and representatives (collectively, “Representatives”) to (i) give to the other and its Representatives reasonable access during normal business hours to the officers, employees, agents, properties, offices, plants and other facilities and to the books, personnel, Contracts and records of it and its respective subsidiaries, (ii) permit the other to make such copies and inspections thereof as the other may reasonably request, and (iii) furnish the other with such financial, trading, marketing and operating data and other information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of it and its subsidiaries, as the other and its Representatives may from time to time reasonably request; provided, however, that any access to properties of a party or its subsidiaries shall be conducted at the other party’s expense, at a reasonable time, under the reasonable supervision of the applicable party’s personnel and in such a manner as to not interfere unreasonably with the operation of the businesses of the party providing such access; provided further, that no party shall be required to provide access to any information (i) that is subject to attorney-client privilege to the extent doing so would reasonably be expected to cause such privilege to be waived, (ii) that is subject to contractual prohibition against disclosure to the extent doing so would violate such prohibition and the party to such contractual prohibition has been unsuccessful in obtaining an appropriate waiver thereof after using its commercially reasonable efforts to obtain such waiver, or (iii) to the extent providing any such access would be in violation of any applicable Law.

(b) All such information and access shall be subject to the confidentiality agreement dated June 26, 2006 (the “Confidentiality Agreement”) among the LS Power Equity Advisors, LLC and Dynegy.

Section 7.7 Consents; Cooperation.

(a) Each party shall cooperate, and use commercially reasonable efforts, to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the Transactions as promptly as practicable, including making all filings and obtaining all Approvals and third-party consents necessary to consummate the Transactions; provided, however, that, with respect to the foregoing, (i) except as required by applicable Law or commitments under Contracts in effect as of the date hereof, the Contributors and the Contributed Entities may not consent to any action or to make or offer to make any material commitment or undertaking or incur any material liability or obligation with respect to the Contributed Entities without Dynegy’s consent, which shall not be unreasonably withheld, (ii) except as required by applicable Law or commitments under Contracts in effect as of the date hereof, Dynegy may not consent to any action or make or offer to make any material commitment or undertaking or incur any material liability or obligation with respect to any Dynegy Entity or the Contributed Entities (for periods after the Closing Date) without the Contributor’s consent, which shall not be unreasonably withheld and (iii) without limiting the generality of the foregoing, the actions of Dynegy, Contributors and the Contributed Entities and Dynegy with respect to filings, approvals and other matters pursuant to the FPA, and the HSR Act and any local, state, federal (other than the HSR Act) or, competition or premerger notification, trade regulation law, regulation or order or foreign antitrust statute, antitrust law, antitrust regulation or antitrust rule applicable to the Contributed Entities or Dynegy, and rules and regulations thereunder (“Other Regulations”) shall also be governed by Section 7.7(b)-(e). Without limiting the generality of the foregoing and except as required to consummate the Transactions, Dynegy will not, and agrees to cause its subsidiaries not to, take any action, including incurring any Debt, issuing any capital stock or acquiring (including by merger, consolidation or acquisition of stock or assets) or disposing of any assets or securities, in each case that would reasonably be expected to have an adverse effect on the receipt or timing of receipt of any Required Approval.

(b) The Contributors and Dynegy shall file with (i) the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”), the notification and report form required for the Transactions and any supplemental information requested in connection with such notification and report form pursuant to the HSR Act, (ii) the FERC, all necessary applications, notices, petitions and filings, to effect FERC approval (a) of the Transactions pursuant to Section 203 of the FPA and (b) of a change of status filing on behalf of Newco subsidiaries with market-based rate authority pursuant to 18 C.F.R. Section 35.27(c) and (iii) any other applicable Governmental Authority, all filings, reports, information and documentation required for the consummation of the Transactions under the Other Regulations. The Contributors and Dynegy shall furnish to each other’s counsel such necessary information and reasonable assistance as the other party may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act, FPA and Other Regulations. The Contributors and Dynegy shall consult with each other as to the appropriate time of making such filings and submissions and shall use commercially reasonable efforts to make such filings and submissions at the agreed upon time.

(c) The Contributors and Dynegy shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and other governmental or regulatory entities and shall comply promptly by responding to any such inquiry or request.

(d) The Contributors and Dynegy shall use commercially reasonable efforts to vigorously defend, lift, mitigate and rescind the effect of any Action materially and adversely affecting this Agreement or the ability of the parties to consummate the transactions contemplated by this Agreement, including promptly appealing any adverse Order.

(e) The Contributors and Dynegy shall take any and all steps necessary (other than the disposition of assets) to avoid or eliminate each and every impediment under the HSR Act and any Other Regulations that may be asserted by any Governmental Authority with respect to the Transactions so as to enable the Closing to occur as soon as reasonably possible.

(f) With respect to any agreements for which any required Approval or third-party consent is not obtained before the Closing Date, as applicable, the Contributors and Dynegy will each use commercially reasonable efforts to obtain any such consent or approval after such date until such consent or approval has been obtained.

(g) The Contributors and Dynegy shall keep each other reasonably apprised of the status of matters relating to the completion of the Transactions and shall promptly furnish the other with copies of all notices or other communications received by them or their Representatives from any third party and/or any Governmental Authorities with respect to the Transactions. The Contributors and Dynegy shall promptly furnish to each other such necessary information and reasonable assistance as the other may request in connection with the foregoing and shall promptly provide counsel for the other with copies of all filings made by the other, and all correspondence between them and their subsidiaries (and their respective Representatives) with any Governmental Authority and any other information supplied by them (and their respective Representatives) to a Governmental Authority in connection herewith and the Transactions. The Contributors and Dynegy shall, subject to applicable Law, permit counsel for the other reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication by the other or any of its subsidiaries to any Governmental Authority. The Contributors and Dynegy agree not to participate, or to permit any of their respective subsidiaries to participate, in any substantive meeting or discussion, either in person or by telephone, with any Governmental Authority in connection herewith or the Transactions unless they consult with the others in advance and, to the extent not prohibited by such Governmental Authority, give the others and their counsel the opportunity to attend and participate.

Section 7.8 Credit Facilities and Letters of Credit. The Contributors and Dynegy shall cooperate and use their commercially reasonable efforts to (i) permit a Dynegy Entity or a Contributed Entity to assume, guarantee, replace or modify as appropriate the letters of credit listed in Section 3.3 of the LS Disclosure Letter (the “Letters of Credit”) and (ii) avoid defaults under any Debt Contract listed in Section 7.8 of the LS Disclosure Letter, including taking the measures and actions described in Section 7.8 of the LS Disclosure Letter; provided that in the case of clause (i) the Letters of Credit may only remain outstanding if the obligations of each Contributor and its Affiliates (other than Newco and its Subsidiaries after the Effective Time) have been assumed by a Dynegy Entity or a Contributed Entity. Each party at the reasonable request of the other shall execute and deliver, or cause to be executed and delivered, such agreements and other instruments as any party reasonably may request as necessary, proper or advisable to effect or evidence clauses (i) and (ii) above.

Section 7.9 Commercially Reasonable Efforts. Each party shall cooperate, and use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable to cause the conditions to the Closing set forth in Article VIII to be satisfied and to consummate the Transactions. Without limiting the foregoing, after the Closing, each party at the reasonable request of the other shall execute and deliver, or cause to be executed and delivered, such assignments, deeds, bills of sale and other instruments of transfer as any party reasonably may request as necessary, proper or advisable to effect or further evidence the Transactions.

Section 7.10 Public Announcements. Before the Closing, except as otherwise agreed to by the parties, the parties shall not issue any report, statement or press release or otherwise make any public statements with respect to this Agreement and the Transactions, except as described in the following sentence and in the reasonable judgment of the party may be required by applicable Law (including in connection with regulatory proceedings) or in connection with its obligations as a publicly-held, NYSE-listed company, in which case the parties will use their commercially reasonable efforts to reach mutual agreement as to the language of any such report, statement or press release. Upon the execution of this Agreement and upon the Closing, the parties will mutually agree upon the form and issuance of a joint press release with respect to this Agreement and the Transactions.

Section 7.11 Directors’ and Officers’ Indemnification. Each of the Development Master LLC Agreement and the Development Services LLC Agreement, following the Closing Date shall contain the provisions regarding liability of managers and indemnification of managers and officers that are set forth in the Development Master LLC Agreement and the Development Services LLC Agreement, as applicable, and shall provide indemnification with respect to claims arising from facts or events that occurred before the Closing Date to the fullest extent permitted by and in accordance with the Delaware Limited Liability Company Act, and other applicable Law from time to time (including with respect to the advancement of expenses), which provisions shall not be amended, repealed or otherwise modified for six years from the Closing Date in any manner that would affect adversely the rights thereunder of individuals who at or at any time before the Closing Date were managers or Contributed Entity Employees covered under such Development Master LLC Agreement and the Development Services LLC Agreement, as applicable.

Section 7.12 Listing of Newco A Shares. Newco shall use its commercially reasonable efforts to cause the Newco A Shares to be issued hereunder to be approved for listing on the NYSE, subject to official notice of issuance, before the Closing Date.

Section 7.13 Tax Matters.

(a) The Contributors shall prepare and file, or cause to be prepared and filed, any Tax Returns of the Contributed Entities for any taxable period ending on or before the Closing Date except for the property Tax Returns described in clause (ii) below. Dynegy shall prepare and file, or cause to be prepared and filed, (i) any other Tax Returns of the Contributed Entities for any taxable period ending after the Closing Date and (ii) any property Tax Returns due on or after the Closing Date. The federal partnership income Tax Return for the Contributed Entities for the taxable period ending on the Closing Date shall include an election under Section 754 of the Code, and the Contributors shall afford Dynegy an opportunity to review the applicable portion of such Tax Returns before filing such Tax Returns solely so that Dynegy can determine whether such required elections have been properly made. Dynegy agrees to cooperate with the Contributors, and the Contributors agree to cooperate with Dynegy, to provide any assistance (including signing Tax Returns) or information reasonably requested by the Contributors or Dynegy, as the case may be, to prepare such Tax Returns.

(b) All excise, sales, use, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, resulting directly from the Contribution (the “Transfer Taxes”), shall be paid by Newco.

Section 7.14 Use of Certain Names. (a) Within 60 days following Closing, Newco shall cause the Contributed Entities to cease using the words “LSP,” “LS Power”, “LS” and any word or expression similar thereto or constituting an abbreviation or extension thereof (the “Seller Marks”), including eliminating the Seller Marks from the Contributed Entities and disposing of any unused stationery and literature of the Contributed Entities bearing the Seller Marks, and thereafter, Newco shall not, and shall cause the Contributed Entities and their Affiliates (other than the Contributors) not to, use the Seller Marks or any logos, trademarks, trade names, patents or other Intellectual Property rights belonging to the Contributors or any Affiliate (other than Newco and its Affiliates) thereof, and Newco acknowledges that it, its Affiliates (other than the Contributors) and the Contributed Entities have no rights whatsoever to use such Intellectual Property. Without limiting the foregoing:

(b) Within three Business Days after the Closing Date, Newco shall cause each Contributed Entity whose name contains any Seller Marks to change its name to a name that does not contain any of the Seller Marks.

(c) Within 45 days after the Closing Date, Newco shall provide evidence to the Contributors, in a format that is reasonably acceptable to the Contributors, that Newco has made all governmental filings required pursuant to clause (a) above and has provided notice to all applicable Governmental Authorities and all counterparties to the contracts of the Contributed Entities and the new addresses of the applicable Contributed Entity for notice purposes.

Section 7.15 Excluded Items. Notwithstanding anything in this Agreement to the contrary, Dynegy and the Contributors agree that the Contribution shall exclude those items listed in Section 7.15 of the LS Disclosure Letter (the “Excluded Items”), the Contributors shall retain all benefits and liabilities with respect to the Excluded Items, and the Contributors shall, prior to the Closing Date, use commercially reasonable efforts to cause the Contributed Entities to distribute, transfer or assign each Excluded Item to the Contributors. Dynegy acknowledges that the inability of the Contributors to have any Excluded Item distributed, transferred or assigned from the Contributed Entities for any reason shall not delay Closing and any Excluded Item that the Contributors are unable to so distribute, transfer or assign by the Closing shall be referred to as a “Non-Transferred Excluded Item.” After the Closing Date with respect to each Non-Transferred Excluded Item, Newco shall permit the Contributors to exclusively direct and manage the Contributed Entities’ participation in all negotiations, arbitrations, litigation, claims, and/or bankruptcy or other proceedings involving such Non-Transferred Excluded Item, whether existing on the Closing Date or arising thereafter. Newco shall also permit the Contributors to settle or compromise on behalf of the Contributed Entities any Non-Transferred Excluded Item in the Contributors’ sole discretion, and shall promptly pay the Contributors any proceeds or recoveries received in connection with any Non-Transferred Excluded Item. Newco shall, at the Contributors’ expense: (a) cause any Person under its control with knowledge of relevant facts pertaining to any Non-Transferred Excluded Item to provide assistance to the Contributors as reasonably requested by the Contributors; and (b) provide any relevant books, records, or other information of the Contributed Entities to the Contributors and access to the Contributed Entities, as reasonably requested by the Contributors, in connection with any Non-Transferred Excluded Item.

Section 7.16 Preservation of Books and Records. The parties agree that each of them shall preserve and keep the records held by them relating to Contributed Entities for the longer of (i) four years following the Closing Date and (ii) such longer period as required under applicable Law, and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims relating to Actions with respect to such party or its subsidiaries to enable a party to comply with its respective obligations under the Transaction Documents. If a party wishes to destroy such records within four years after the Closing Date, such party shall first give 90 days’ prior written notice to the other and such other party may, at its option and expense, within 90 days of receipt of such notice, take possession of the records.

Section 7.17 Employee and Employee Benefit Matters.

(a) The Contributors have provided Dynegy with (i) a list of all of the current employees of such Contributed Entity and (ii) a list of employees employed by the Contributors or their affiliates that the Contributors or their affiliates will make available to Dynegy to discuss potential employment with Newco or its affiliates. (The employees described in this Section 7.17(a) are referred to as the “Available Employees”).

(b) Within 15 business days following the execution of this Agreement, the Contributors will provide Dynegy with such employee information as is reasonably requested by Dynegy relating to each Available Employee, including, but not limited to, such employee’s name, job title, work location, compensation, benefits and whether such employee is covered by a collective bargaining agreement or other agreement with any labor representative.

(c) Within 45 days after the execution of this Agreement: (i) Dynegy shall make offers of employment to a list of the Available Employees that have been agreed between Dynegy and the Contributors, to be employed after the Effective Time by Newco or its affiliates, and such offer shall include such terms, conditions and provisions as are determined by Dynegy, in its sole discretion; provided that Dynegy shall provide the Contributors with copies of all such offers at least five business days prior to making each such offer, and (ii) Dynegy shall provide the Contributors with a list of the Available Employees to whom it has made offers of employment. Within 90 days after the execution of this Agreement, Dynegy shall notify the Contributors as to (i) each Available Employee who has indicated an intent to accept employment with Newco or any of its affiliates (which acceptance may be conditioned upon the occurrence of the Closing and other typical hiring policies), and (ii) each Available Employee who has rejected the offer of employment. The employment of each Available Employee with Newco or its affiliates shall be effective as of the Effective Time. (Each Available Employee who becomes employed by Newco or its affiliates in accordance with this Section 7.15(c) is referred to as a “Continued Employee”). Subject to the terms of any employment agreement applicable to any Continued Employee, all Continued Employees shall be at-will employees of Dynegy.

(d) Prior to the Closing Date, each Available Employee, who is employed by any Contributed Entity and who has not received or accepted an offer of employment in accordance with Section 7.17(c), shall be terminated from such employment or such employment shall be transferred to a Contributor, and the Contributors shall be solely responsible and liable for all claims, obligations, costs and liabilities, including all compensation, benefit and severance payments, related to such employee.

(e) Subject to the rights of a Continued Employee under any Contributed Entity Plan, immediately prior to the Effective Time, the Continued Employees shall cease participation in all Contributed Entity Plans. Neither Dynegy nor Newco shall assume any of the Contributed Entity Plans or have any liability or other obligations relating thereto.

(f) From and after the Effective Time, Newco shall cause each Continued Employee to be provided with compensation and benefits on a basis substantially similar to those provided to similarly situated employees of Newco and its subsidiaries.

(g) Immediately prior to the Effective Time, the Contributors shall transfer or cause to be transferred, to a Contributor, the sponsorship of all Contributed Entity Plans and all similar plans or arrangements maintained by any Contributed Entity, and the Contributors shall assume or retain, as applicable, all liabilities and other obligations under or relating to such Contributed Entity Plans. In addition, immediately prior to the Effective Time, the Contributors shall cause the withdrawal from participation by any Contributed Entity in any Contributed Entity Plan that is not maintained by any Contributed Entity, and the Contributors shall assume or retain, as applicable, all liabilities and other obligations under or relating to such plans and the termination of participation therein.

(h) Nothing in this Agreement shall be deemed to confer upon any person (nor any beneficiary thereof) any rights under or with respect to any plan, program, or arrangement described in or contemplated by this Agreement, and each person (and any beneficiary thereof) shall be entitled to look only to the express terms of any such plan, program or arrangement for his or her rights thereunder.

Section 7.18 Transition Services Agreement.

Prior to the Closing Date, the Contributors and Dynegy shall enter into a transition services agreement, upon mutually agreeable and reasonable terms, that shall provide, for a period of not to exceed one year following the Effective Time, upon the request from time to time from Newco or its affiliates, that the Contributors and their affiliates provide or cause to be provided those services to Newco or its affiliates that were formerly provided to the Contributed Entities by employees of the Contributors or their affiliates (but the Contributors shall have no obligation to provide any such services that were provided prior to the Effective Time by a Continued Employee).

Section 7.19 Griffith Transactions.

The parties will effect the following transactions: (1) prior to the Closing, Newco will form a new Delaware limited liability company (“Griffith Holdings”), (2) immediately prior to the Closing, Griffith Holdings will issue to Newco a senior secured debt instrument having terms substantially consistent with the terms set forth in Exhibit B (the “Griffith Debt”) in exchange for a commitment by Newco to deliver to Griffith Holdings, immediately after the Closing, the Southwest Interests (as defined below), (3) simultaneous with the Closing, Newco will transfer to the applicable Contributors the Griffith Debt in partial consideration for the indirect contribution to Newco of the Southwest Interests and (4) immediately after the Closing, Newco shall contribute 50% of its ownership interests in Southwest Power Partners, LLC (such 50% interest, the “Southwest Interest”) to Griffith Holdings in satisfaction of the commitment described above. The transactions described in clauses (1) through (3) are referred to as the “Griffith Transactions”.

ARTICLE VIII

CONDITIONS TO CONSUMMATION OF THE FORMATION TRANSACTIONS

Section 8.1 Conditions to Dynegy’s and Contributors’ Obligations to Consummate the Formation Transactions. The respective obligations of Dynegy and the Contributors to consummate the Formation Transactions are subject to the satisfaction on or before the Closing Date of each of the following conditions:

(a) No Law or Order shall exist or shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits or makes illegal the consummation of the Formation Transactions.

(b) Any waiting period applicable to the Formation Transactions under the HSR Act shall have expired or been terminated.

(c) The FERC shall have approved (i) the parties’ joint application for approval of the Transactions and/or transactions occurring in conjunction therewith under Section 203 of the FPA and (ii) the change of status filing on behalf of Newco’s subsidiaries with market-based rate authority pursuant to 18 C.F.R. Section 35.27(c).

(d) All approvals necessary for consummation of the Transactions under New York law shall have been obtained, excluding any approvals required pursuant to Environmental Laws or Environmental Permits.

(e) The Required Dynegy Shareholder Vote shall have been obtained.

(f) The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceeding for such purpose will be pending before or threatened by the SEC.

(g) The Newco A Shares to be issued hereunder shall have been approved for listing on the NYSE, subject to official notice of issuance.

(h) Each of the Development Master Agreement and the Development Services LLC Agreement shall have been executed by the parties thereto, and such agreement shall not have been revoked, terminated or amended.

Section 8.2 Further Conditions to Contributors’ Obligations. The obligations of the Contributors to consummate the Contribution is further subject to satisfaction or, if permitted by applicable Law, waiver by each Contributor, on or before the Closing Date of each of the following conditions:

(a) Representations and Warranties of Dynegy. Each representation and warranty of Dynegy set forth in Article IV and the Newco Entities set forth in Article V shall be true and correct as of the Closing Date as though such representations and warranties were made on and as of such date, except for representations and warranties which speak as of an earlier date or period which shall be true and correct as of such date or period; provided, however, that for purposes of this clause, such representations and warranties (i) with respect to events and matters that occurred on or prior to the date hereof, shall be true and correct unless the failure or failures of all such representations and warranties to be so true and correct has an adverse effect having a value in excess of, individually or in the aggregate, $50,000,000, (ii) with respect to those made at Closing, shall be deemed to be true and correct unless the failure or failures of all such representations and warranties to be so true and correct, without giving effect to any qualification as to materiality or Dynegy MAE set forth in such representations or warranties, would reasonably be expected, in the aggregate, to have a Dynegy MAE and (iii) set forth in Section 4.3 shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date.

(b) Performance Obligations of Dynegy and the Newco Entities. Dynegy and the Newco Entities shall have performed in all material respects all obligations required to be performed by them under this Agreement at or before the Closing.

(c) Dynegy Officer’s Certificate. The Contributors shall have received a certificate, dated the Closing Date, signed on behalf of Dynegy by either the Chief Executive Officer or Chief Financial Officer of Dynegy certifying as to the matters described in Sections 8.2(a) and 8.2(b).

(d) No Material Adverse Effect. Except as set forth in the Dynegy Disclosure Letter, since June 30, 2006, there shall not have occurred any state of facts, change, development, event, effect, condition or occurrence that has or would reasonably be expected to, individually or in the aggregate, have a Dynegy MAE.

(e) Tax Opinion. The Contributors shall have received an opinion of Cravath, Swaine & Moore LLP in form and substance reasonably satisfactory to the Contributors to the effect that the Merger and, to the extent Newco Shares are received as a result thereof, the Contributions qualify as an Exchange under Section 351 of the Code. To the extent Cravath, Swaine & Moore LLP is unable or unwilling to deliver such opinion and Dynegy is able to procure such an opinion for the benefit of the Contributors, in form and substance reasonably satisfactory to the Contributors, from a nationally recognized law firm, including Akin Gump Strauss Hauer & Feld LLP, this condition precedent shall be deemed to have been satisfied.

(f) Newco shall have amended and restated its articles of incorporation such that it is substantially in the form of the Articles of Incorporation.

(g) Newco shall have amended and restated its bylaws such that they are substantially in the form of the Bylaws.

(h) The Indentures shall have been executed by the parties thereto and such agreement shall not have been revoked, terminated or amended.

(i) Each Note required to be issued under Section 1.2 shall have been executed by the maker thereof and such Note shall not have been revoked, terminated or amended.

(j) The Letters of Credit shall have been replaced and no Contributor shall have any remaining liability with respect to such letters of credit.

(k) Dynegy and Newco shall have taken all necessary action to ensure that the composition of the board of directors of Newco is in compliance with the Shareholder Agreement.

(l) The Griffith Transactions shall have occurred prior to or simultaneous with the Closing, as applicable.

Section 8.3 Further Conditions to Dynegy’s Obligations. The obligation of Dynegy to consummate the Merger shall be further subject to the satisfaction or, if permitted by applicable Law, waiver by Dynegy, on or before the Closing Date, of each of the following conditions:

(a) Representations and Warranties. Each representation and warranty of the Contributors set forth in Article II and Article III (other than Section 3.3(c)) shall be true and correct as of the Closing Date as though such representations and warranties were made on and as of such date, except for representations and warranties that speak as of an earlier date or period which shall be true and correct as of such date or period; provided, however, that for purposes of this clause, such representations and warranties (i) with respect to events and matters that occurred on or prior to the date hereof, shall be true and correct unless the failure or failures of all such representations and warranties to be so true and correct has an adverse effect having a value in excess of, individually or in the aggregate, $50,000,000, (ii) with respect to those made at Closing, shall be deemed to be true and correct unless the failure or failures of all such representations and warranties to be so true and correct, without giving effect to any qualification as to materiality or LS MAE set forth in such representations or warranties, would reasonably be expected, in the aggregate, to have a LS MAE and (iii) set forth in Sections 2.3 and 3.3(c)) shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date.

(b) Performance Obligations of the Contributors. Each Contributor shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Closing Date.

(c) Officer’s Certificate. Dynegy shall have received a certificate, dated the Closing Date, signed on behalf of each Contributor by an authorized officer of the General Partner of each such Contributor, certifying as to the matters described in Section 8.3(a) and 8.3(b).

(d) No Material Adverse Effect. Except as set forth in the LS Disclosure Letter, since June 30, 2006, there shall not have occurred any state of facts, change, development, event, effect, condition or occurrence that, individually or in the aggregate, has or would reasonably be expected to have a LS MAE.

(e) The contributions described in the second sentence of Recital F shall have occurred.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.1 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time before the Effective Time, whether before or after this Agreement has been adopted by the Required Dynegy Shareholder Vote:

(a) by mutual written consent of the Contributors and Dynegy;

(b) by either Dynegy or the Contributors, if the Transactions have not been consummated by March 31, 2007, or such other date, if any, as Dynegy and the Contributors shall agree upon (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing and Effective Time to occur on or before such date; provided further, that (x) Contributors may extend such date to May 31, 2007 if at the initial Termination Date the only conditions in Section 8.1 and Section 8.2 not satisfied or expressly waived by Dynegy other than any condition that by its nature is to be fulfilled at Closing) are the conditions set forth in Section 8.1(b) and Section 8.1(c) and (y) Dynegy may extend such date to May 31, 2007 if at the initial Termination Date the only conditions in Section 8.1 and Section 8.3 not satisfied or expressly waived by the Contributors (other than any condition that by its nature is to be fulfilled at Closing) are the conditions set forth in Section 8.1(b) and Section 8.1(c);

(c) by either Dynegy or the Contributors, if any judgment, order, decree, statute, law, ordinance, rule, regulation or other legal restraint or prohibition having the effects set forth in Section 8.1(a) is in effect and becomes final and nonappealable;

(d) by either Dynegy or the Contributors, if at the Dynegy Shareholders Meeting (including any adjournment or postponement thereof), the Required Dynegy Shareholder Vote has not been obtained;

(e) by the Contributors or Dynegy, if the Dynegy Board makes a Change in Dynegy Recommendation;

(f) by the Contributors, if Dynegy breaches or fails to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.1 or Section 8.2, and (ii) is incapable of being cured or has not been cured by Dynegy within 30 calendar days after written notice has been given by the Contributors to Dynegy of such breach or failure to perform (“Dynegy Breach”);

(g) by the Contributors or Dynegy, if (i) with respect to such termination by Dynegy, Dynegy has not breached Section 7.1 in any material respect and (ii) the Dynegy Board (A) recommends to Dynegy’s shareholders any Dynegy Takeover Proposal or resolves to, or publicly announces an intention to, do so or (B) authorizes Dynegy, subject to complying in all material respects with the terms of Section 7.1, to enter into a binding written agreement concerning a transaction that constitutes a Dynegy Superior Proposal;

(h) by the Contributors or Dynegy, if (i) with respect to such termination by the Contributors, the Contributors have not breached Section 7.2 in any material respect and (ii) subject to complying in all material respects with the terms of Section 7.2, the Contributors enter into a binding written agreement concerning a transaction that constitutes a Contributor Superior Proposal;

(i) by Dynegy, if any of the Contributors breaches or fails to perform in any material respect any of their representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.1 or Section 8.3, and (B) is incapable of being cured or has not been cured by the Contributors within 30 calendar days after written notice has been given by Dynegy to the Contributors of such breach or failure to perform (“Contributor Breach”); for the avoidance of doubt, the occurrence of an LS MAE between the date hereof and prior to Closing shall not be a Contributor Breach.

Section 9.2 Fees and Expenses.

(a) If this Agreement is terminated under Section 9.1(e) [Change in Dynegy Recommendation] or Section 9.1(g) [Dynegy Superior Proposal], Dynegy shall promptly, but not later than one business day after termination of this Agreement, pay the Contributors a fee in immediately available funds of $100,000,000 (the “Termination Fee”).

(b) If (A) (x) (i) a Dynegy Takeover Proposal in respect of Dynegy is publicly announced or is proposed or offered or made to Dynegy or Dynegy’s shareholders before this Agreement has been approved by the Required Dynegy Shareholder Vote and such Takeover Proposal has not been withdrawn at least five business days before the Dynegy Stockholders Meeting at which the Required Dynegy Shareholder Vote was not obtained, and (ii) this Agreement is terminated by a party under Section 9.1(d) [Failure to obtain Dynegy Shareholder Vote] or (y) unless the Registration Statement has not been declared effective by the SEC, this Agreement is terminated pursuant to 9.1(b) [Termination Date] and prior to such termination a Dynegy Takeover Proposal has been publicly announced or is proposed or offered or made to Dynegy or the Dynegy shareholders and not withdrawn prior to such termination and (B) within 12 months following such termination Dynegy shall consummate or enter into a binding written agreement with any person with respect to a transaction constituting a Dynegy Takeover Proposal (assuming for purposes of this Section 9.2(b) that the references to 20% in the definition of Takeover Proposal are 50%), Dynegy shall promptly, but not later than one business day after such consummation or, if earlier, entry into such agreement, pay the Contributors the Termination Fee.

(c) If (i) the Contributors terminate this Agreement under Section 9.1(b) [Termination Date] or Section 9.1(f) [Dynegy Breach], in either case, at a time that a Dynegy Breach exists and (ii) within 12 months following such termination Dynegy shall consummate or enter into a binding written agreement with respect to a transaction constituting a Dynegy Takeover Proposal (assuming for purposes of this Section 9.2(c) that the references to 20% in the definition of Dynegy Takeover Proposal are 50%), then Dynegy shall promptly, but not later than two business days after the occurrence of such events, pay the Contributors the Termination Fee.

(d) If (i) Dynegy terminates this Agreement under Section 9.1(b) [Termination Date] or Section 9.1(i) [Contributor Breach], in either case, at a time that a Contributor Breach exists and (ii) within 12 months following such termination the Contributors shall consummate or enter into a binding written agreement with respect to a transaction constituting a Contributor Takeover Proposal (assuming for purposes of this Section 9.2(d) that the references to 20% in the definition of Contributor Takeover Proposal are 50%), then the Contributors shall promptly, but not later than two business days after the occurrence of such events, pay Dynegy the Termination Fee.

(e) If this Agreement is terminated pursuant to Section 9.1(h), the Contributors shall promptly, but not later than one business day after termination of this Agreement, pay Dynegy the Termination Fee.

(f) Except as set forth in this Section 9.2 and Section 10.8, all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such Expenses, whether or not the Transactions are consummated; provided that (i) at any time the Termination Fee is due the person paying such Termination Fee shall reimburse the payee thereof for all Expenses incurred in connection with this Agreement and the Transactions, up to a maximum of $7,500,000 (the “Expense Fee”), unless such person has paid the Expense Fee on an earlier date and (ii) if this Agreement is terminated under Section 9.1(d) [Failure to Obtain Dynegy

Shareholder Vote] Dynegy shall pay the Expense Fee to the Contributors within one business day of such termination.

Section 9.3 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each party. With respect to Dynegy, this Agreement may be amended by the parties, at any time before or after approval of this Agreement and the Transactions by action by or on behalf of the Dynegy Board or the Dynegy shareholders; provided, however, that after any such approval by the Dynegy shareholders, no amendment shall be made that in any way materially adversely affects the rights of such shareholders (other than a termination of this Agreement in accordance with the provisions hereof) without the further approval of such shareholders.

Section 9.4 Waiver. Any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived at any time before the Effective Time by any party entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of or estoppel with respect to any subsequent or other failure.

Section 9.5 Procedure for and Effect of Termination. In the event of termination of this Agreement and abandonment of the Transactions by any party as provided under Section 9.1, written notice thereof shall be given by a party so terminating to the other parties and this Agreement shall forthwith become void and have no effect, and the Transactions shall be abandoned without further action by parties, without any liability or obligation on the part of the parties, other than Section 7.6(b), Section 9.2, this Section 9.5, and Article X. If this Agreement is terminated under Section 9.1:

(a) each party shall redeliver, or provide evidence of the destruction of, all documents, work papers and other materials of the other parties relating to the Transactions which have not been consummated as of the date of termination, whether obtained before or after the execution of this Agreement, to the party furnishing the same, and all confidential information received by any party hereto with respect to the other party shall be treated in accordance with the Confidentiality Agreements and Section 7.6(b);

(b) all filings, applications and other submissions made pursuant hereto shall, to the extent practicable, be withdrawn from the Governmental Authority or other person to which made, to the extent the applicable transaction has not been consummated; and

(c) there shall be no liability or obligation under this Agreement on the part of any party or any of its respective Representatives, except that nothing contained in this Section 9.5 shall relieve any party from liability for its intentional breach of representations, warranties, covenants or agreements set forth in this Agreement; and except that the obligations provided for in Section 7.6(b), Section 9.2, this Section 9.5 and Article X shall survive any such termination.

ARTICLE X

MISCELLANEOUS PROVISIONS

Section 10.1 Representations, Warranties and Covenants. All representations and warranties in Articles II-V of this Agreement or in any instrument delivered pursuant to this Agreement shall not survive and shall terminate at the Closing Date or, subject to Section 9.5(c), upon termination of this Agreement under Article IX, as the case may be. Notwithstanding the foregoing, if the Closing occurs, the representations and warranties contained in Section 2.3 and the penultimate sentence of Section 3.8 shall survive Closing. All covenants in Article VI and Article VII of this Agreement or in any instrument delivered pursuant to this Agreement shall not survive and shall terminate at the Closing Date or, subject to Section 9.5(c), upon termination of this Agreement under Article IX, as the case may be. Notwithstanding the foregoing, the covenants contained in the following Sections shall survive Closing: 7.5(b), 7.5(c), 7.6(b), last sentence of 7.9, 7.11, 7.13, 7.14, 7.15, 7.16, 7.17(d), 7.17(e) 7.17(f), 7.17(g) and clause (4) of 7.19.

Section 10.2 Entire Agreement; Assignment. The Transaction Documents (including the LS Disclosure Letter and Dynegy Disclosure Letter), the Schedules, Annex and Exhibits hereto, (a) constitute the entire agreement among the parties concerning the subject matter of this Agreement and supersede other prior agreements and understandings, both written and oral, among the parties concerning the subject matter of the Transaction Documents, and (b) shall not be assigned, by operation of Law or otherwise, by a party, without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void.

Section 10.3 Severability. The invalidity or unenforceability of any term or provision of this Agreement in any situation or jurisdiction shall not affect the validity or enforceability of the other terms or provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction and the remaining terms and provisions shall remain in full force and effect, unless doing so would result in an interpretation of this Agreement which is manifestly unjust.

Section 10.4 Notices. Unless otherwise provided in this Agreement, all notices and other communications under this Agreement shall be in writing and may be given by any of the following methods: (a) personal delivery; (b) facsimile transmission; (c) registered or certified mail, postage prepaid, return receipt requested; or (d) overnight delivery service. Such notices and communications shall be sent to the appropriate party at its address or facsimile number given below or at such other address or facsimile number for such party as shall be specified by notice given under this Agreement (and shall be deemed given upon receipt by such party or upon actual delivery to the appropriate address, or, in case of a facsimile transmission, upon transmission by the sender and issuance by the transmitting machine of a confirmation slip that the number of pages constituting the notice have been transmitted without error; in the case of notices sent by facsimile transmission, the sender shall contemporaneously mail a copy of the notice to the addressee at the address provided for below; provided, however, that such mailing shall in no way alter the time at which the facsimile notice is deemed received):

(a)	if to any Contributor, to

    LS Power Development, LLC

    1700 Broadway

    35th Floor

    New York, NY 10019

    Attention: Senior Counsel

    Telecopy: (212) 615-3440

    with a copy (which shall not constitute notice) to

    Cravath, Swaine & Moore LLP

    Worldwide Plaza

    825 Eighth Ave.

    New York, NY 10019

    Fax: (212)

    Attention: Ronald Cami

(b)	if to Dynegy or to any Newco Entity, to

    Dynegy Inc.

    1000 Louisiana, Suite 5800

    Houston, TX 77002

    Attention: General Counsel

    Telecopy: (713) 507-6808

    with a copy (which shall not constitute notice) to

    Akin Gump Strauss Hauer & Feld LLP

    1111 Louisiana St.

    44th Floor

    Houston, Texas 77002

    Fax: (713) 236-0822

    Attention: Julien R. Smythe

Section 10.5 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware. All Actions arising out of or relating to this Agreement shall be heard and determined in any state or federal court sitting in Delaware, and the parties hereby irrevocably submit to the exclusive jurisdiction of such courts in any such Action and irrevocably waive the defense of an inconvenient forum to the maintenance of any such Action. Each party irrevocably consents to the service of any and all process in any such Action by the mailing of copies of such process to such party at its address specified in Section 10.4. The parties agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Section 10.5 shall affect the right of any party to serve legal process in any other manner permitted by Law. The consents to jurisdiction set forth in this Section 10.5 shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 10.5 and shall not be deemed to confer rights on any person other than the parties. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.6 Descriptive Headings. The table of contents and descriptive headings used in this Agreement are inserted for convenience of reference only and shall in no way be construed to define, limit, describe, explain, modify, amplify, or add to the interpretation, construction or meaning of any provision of, or scope or intent of, this Agreement nor in any way affect this Agreement.

Section 10.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but any of which together shall constitute one and the same instrument.

Section 10.8 Fees and Expenses. If this Agreement and the Transactions are not consummated, except as expressly provided for in Section 9.2(e), each party shall bear, solely and entirely, all Expenses incurred by such party; provided, however, all Expenses related to preparing, printing, filing and mailing the Proxy Statement/Prospectus and all SEC and other regulatory filing fees incurred in connection with the Proxy Statement/ Prospectus and the HSR Act shall be paid by Dynegy. If this Agreement and the Transactions are consummated, Newco will pay all the Expenses of the Contributors and the Contributed Entities not to exceed $10,000,000, and none of the Contributors shall have any liability for, or be required to pay, any Expenses, except for their Expenses that exceed $10,000,000. Each of the Contributors, severally and not jointly, on the one hand, and Dynegy, on the other hand, shall indemnify and hold harmless the other party from and against any and all claims or liabilities for financial advisory and finders’ fees incurred because of any action taken by or on behalf of such party or otherwise arising out of the Transactions by any person claiming to have been engaged by such party. As used in this Agreement, the term “Expenses” means all reasonable out-of-pocket expenses (including all reasonable fees and expenses of outside counsel, accountants, financing sources, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the due diligence, authorization, preparation, negotiation, execution and performance of the Transactions and the remarketing of the Notes and the Griffith Debt (in each case, subject to reasonable documentation).

Section 10.9 Interpretation.

(a) If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. When a reference is made in this Agreement to Sections, Schedules or Exhibits, such reference shall be to a Section, Schedule or Exhibit of this Agreement, respectively, unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein”

and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. References to a person are also to its permitted successors and assigns. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(b) For this Agreement, the term: (i) “affiliate” means, unless otherwise indicated, any person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the person specified; (ii) “person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, representative office, branch, Governmental Authority or other similar entity; and (iii) “subsidiary” means, with respect to any person, any other person of which such person (either alone or through or together with any other subsidiary(ies)) owns, directly or indirectly, 50% or more of the outstanding equity securities or securities carrying 50% or more of the voting power in the election of the board of directors or other governing body of such person. For purposes of determining whether a person is a subsidiary of any Contributor or the First Tier Contributed Entities, the ownership of such person shall be determined by combining the ownership of all of the Contributors or First Tier Contributed Entities, as the case may be, and all entities in which they directly or indirectly own an equity interest.

Section 10.10 Third-Party Beneficiaries. This Agreement is solely for the benefit of the parties and their respective successors and permitted assigns, and nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties or their respective successors and assigns any rights, remedies, obligations or liabilities under or because of this Agreement.

Section 10.11 Specific Performance. The parties agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms of this Agreement and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy at law or in equity.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly signed as of the date first above written.

DYNEGY ACQUISITION, INC.

By:	/s/ LYNN A. LEDNICKY
Name:	Lynn A. Lednicky
Title:	Executive Vice President

FALCON MERGER SUB CO.

By:	/s/ LYNN A. LEDNICKY
Name:	Lynn A. Lednicky
Title:	Executive Vice President

DYNEGY INC.

By:	/s/ LYNN A. LEDNICKY
Name:	Lynn A. Lednicky
Title:	Executive Vice President

CONTRIBUTORS:

LSP GEN INVESTORS, L.P.

By: LS Power Partners, L.P., its General Partner

By: LS Power Development, LLC, its General Partner

By:	/s/ FRANK HARDENBERGH
Name: Frank Hardenbergh
Title: Authorized Signatory

LS POWER PARTNERS, LP

By: LS Power Partners, L.P., its General Partner

By: LS Power Development, LLC, its General Partner

By:	/s/ FRANK HARDENBERGH
Name: Frank Hardenbergh
Title: Authorized Signatory

LS POWER EQUITY PARTNERS PIE I, L.P.

By: LS Power Partners, L.P., its General Partner

By: LS Power Development, LLC, its General Partner

By:	/s/ FRANK HARDENBERGH
Name: Frank Hardenbergh
Title: Authorized Signatory

LS POWER EQUITY PARTNERS, L.P.

By: LS Power Development, LLC, its General Partner

By:	/s/ FRANK HARDENBERGH
Name: Frank Hardenbergh
Title: Authorized Signatory

LS POWER ASSOCIATES, L.P.

By: LS Power Development, LLC, its General Partner

By:	/s/ FRANK HARDENBERGH
Name: Frank Hardenbergh
Title: Authorized Signatory

Form of Affiliate Agreement

Ladies and Gentlemen:

Reference is made to Plan of Merger and Contribution Agreement (the “Merger Agreement”), dated as of September 14, 2006, by and among Dynegy Acquisition, Inc., a Delaware corporation (“Newco”), Falcon Merger Sub Co., an Illinois corporation and a wholly owned subsidiary of Newco (“Merger Sub”), LSP Gen Investors, LP, a Delaware limited partnership (“Gen Investors”), LS Power Partners, LP, a Delaware limited partnership, (“LS GP”), LS Power Equity Partners PIE I, L.P., a Delaware limited partnership (“PIE”), LS Power Equity Partners, L.P. (“Equity Partners”), LS Power Associates, L.P., a Delaware limited partnership (“Associates” and, together with Gen Investors, LS GP, PIE and Equity Partners, the “Contributors”), and Dynegy Inc., an Illinois corporation (“Dynegy”), pursuant to which, among other things, Dynegy and Merger Sub shall merge. Pursuant to the terms and conditions of the Merger Agreement, upon consummation of the transactions contemplated thereby, each share of Class B Common Stock, no par value per share, of Dynegy owned by the undersigned as of the Effective Time (as defined in the Merger Agreement) shall be converted into the right to receive a certain number of shares of the Class A Common Stock, par value $.01 per share, of Newco (the “Newco Common Shares”).

The undersigned understands that it may be deemed to be an “affiliate” of Newco for purposes of Rule 145 promulgated under the Securities Act of 1933, as amended (the “Act”). The undersigned is delivering this letter of undertaking and commitment pursuant to Section 7.5 of the Merger Agreement.

With respect to such Newco Common Shares the undersigned may receive under the Merger Agreement (the “Shares”), the undersigned represents to and agrees with Newco that:

A. The undersigned shall not make any offer to sell or otherwise dispose of all or any part of the Shares in violation of the Act or the rules and regulations thereunder, including Rule 145, and shall hold all the Shares subject to all applicable provisions of the Act and the rules and regulations thereunder.

B. The undersigned has been advised that the offering, sale and delivery of the Shares to the undersigned pursuant to the Merger Agreement shall be registered under the Act on a Registration Statement on Form S-4. The undersigned has also been advised, however, that, since the undersigned may be deemed an “affiliate” of Dynegy, any reoffering or resale by the undersigned of any of the Shares shall, under current law, require either (i) the further registration under the Act of such reoffering or resale, (ii) compliance with Rule 145 promulgated under the Act (permitting limited sales under certain circumstances) or (iii) the availability of another exemption from registration under the Act.

C. The undersigned also understands that, if Newco should deem it necessary to comply with the requirements of the Act, stop transfer instructions will be given to its transfer agents with respect to the Shares and that there will be placed on the certificates for the Shares, or any substitutions therefor, a legend stating in substance:

“The securities represented by this certificate were issued in a transaction under Rule 145 promulgated under the Securities Act of 1933, as amended (the “Act”), and may be sold, transferred or otherwise disposed of only upon receipt by the Corporation of an opinion of counsel acceptable to it that the securities are being sold in compliance with the limitations of Rule 145 or that some other exemption from registration under the Act is available, or pursuant to a registration statement under the Act.”

It is understood and agreed that the legend set forth above shall be removed by delivery of substitute certificates without such legend and/or any stop transfer instructions will be lifted if (A) one year (or such other period as may be required by Rule 145(d)(2) or any successor thereto) shall have elapsed from the date on which the undersigned acquired the Shares received in the Merger and the provisions of Rule 145(d)(2) (or any successor thereto) are then available to the undersigned, (B) two years (or such other period as may be required by Rule 145(d)(3) or any successor thereto) shall have elapsed from the date the undersigned acquired the Shares received in the Merger and the provisions of Rule 145(d)(3) (or any successor thereto) are then available to the undersigned, (C) the undersigned shall have delivered to Newco a copy of a “no-action” letter or interpretative letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Newco, to the effect that such legend is not required for purposes of the Act or (D) the undersigned transfers the Shares in an offering registered under the Act.

Execution of this letter shall not be considered an admission on the part of the undersigned that the undersigned is an “affiliate” of Newco for purposes of Rule 145 under the Act or as a waiver of any rights the undersigned may have to any claim that the undersigned is not such an affiliate on or after the date of this letter.

Very truly yours,

Signature

Name

Date

79